UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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☐ Soliciting Material Under Rule 14a-12

Altria Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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(4)	Date Filed: April 5, 2012

ALTRIA GROUP, INC.

MICHAEL E. SZYMANCZYK	6601 WEST BROAD STREET
CHAIRMAN OF THE BOARD	RICHMOND, VIRGINIA 23230

April 5, 2012

Dear Fellow Shareholder:

It is my pleasure to invite you to join us at the 2012 Annual Meeting of Shareholders of Altria Group, Inc. to be held on Thursday, May 17, 2012 at 9:00 a.m., at the Greater Richmond Convention Center, 403 North 3rd Street, Richmond, Virginia 23219.

At this year’s meeting, we will vote on the election of 11 directors, the ratification of PricewaterhouseCoopers LLP’s selection as the Company’s independent registered public accounting firm and, if properly presented, one shareholder proposal. We will also conduct a non-binding advisory vote to approve the compensation of the Company’s named executive officers. In addition, there will be a report on the Company’s business, and shareholders will have an opportunity to ask questions.

You may bring only one immediate family member who is 21 years of age or older as a guest. To attend the meeting, you must present an admission ticket and government-issued photographic identification. Please note that you must submit a request for an admission ticket. To request an admission ticket, please follow the instructions set forth on page 3 in response to question 6.

The meeting facilities will open at 7:30 a.m. We suggest you arrive early to facilitate your registration and security clearance. Those needing special assistance at the meeting are requested to write to the Company’s Corporate Secretary at 6601 West Broad Street, Richmond, Virginia 23230. For your security, you will not be permitted to bring any packages, briefcases, large pocketbooks or bags into the meeting. Also, cellular and digital phones, audio tape recorders, video and still cameras, pagers, laptops and other portable electronic devices as well as pets will not be permitted into the meeting. We thank you in advance for your patience and cooperation with these rules.

This is a particularly meaningful meeting for me as it will be my last as Chairman and Chief Executive Officer of the Company. As we announced in January, I will retire from these roles at the conclusion of the meeting and Martin J. Barrington, who is currently Vice Chairman of the Company, will assume leadership of the organization. Mr. Barrington is also identified in the enclosed Proxy Statement as a nominee for election to the Board. At the Board’s annual organizational meeting that follows the shareholder meeting, I expect Mr. Barrington to be appointed Chairman of the Board and Chief Executive Officer. Although I am retiring from the Company and from Board service, I am pleased at having the opportunity to become a consultant to the Company upon my retirement to advise Mr. Barrington and the Board through the leadership transition.

Attached you will find a Notice of Meeting and Proxy Statement that contains additional information about the meeting, including the methods that you can use to vote your proxy, such as the telephone or Internet. We are pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their shareholders primarily over the Internet. We believe this process expedites shareholders’ receipt of proxy materials, lowers the costs of our annual meeting and helps conserve natural resources. Accordingly, we are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials, rather than a paper copy of the Proxy Statement and our 2011 Annual Report to Shareholders. The Notice contains instructions on how to access the proxy materials, vote online and instructions on how shareholders can receive a paper copy of our proxy materials if they wish to do so.

Your vote is important. I encourage you to sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares of common stock will be represented and voted at the meeting even if you cannot attend.

Sincerely,

For further information about the 2012 Annual Meeting,

please call 1-804-484-8838

ALTRIA GROUP, INC.

6601 West Broad Street

Richmond, VA 23230

NOTICE OF 2012 ANNUAL MEETING OF

SHAREHOLDERS OF ALTRIA GROUP, INC.

TIME:	9:00 a.m., Eastern Time, on Thursday, May 17, 2012

PLACE:	The Greater Richmond Convention Center 403 North 3rd Street Richmond, Virginia

ITEMS OF BUSINESS:	1) To elect 11 directors.

2) To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2012.

3) To hold an advisory (non-binding) vote to approve the compensation of the Company’s named executive officers.

4) To vote on one shareholder proposal, if properly presented at the meeting.

5) To transact other business properly coming before the meeting.

WHO CAN VOTE:	Shareholders of record on March 26, 2012.

2011 ANNUAL REPORT:	A copy of our 2011 Annual Report is enclosed.

DATE OF MAILING:	This Notice and the Proxy Statement are first being mailed to shareholders on or about April 5, 2012.

W. Hildebrandt Surgner, Jr. Corporate Secretary

April 5, 2012

WE URGE EACH SHAREHOLDER TO SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY OR TO USE TELEPHONE OR INTERNET VOTING. SEE OUR QUESTION AND ANSWER SECTION FOR INFORMATION ABOUT VOTING BY TELEPHONE OR INTERNET, HOW TO REVOKE A PROXY, AND HOW TO VOTE YOUR SHARES OF COMMON STOCK IN PERSON.

PLEASE NOTE THAT YOU MUST SUBMIT A REQUEST FOR AN ADMISSION TICKET. TO OBTAIN AN ADMISSION TICKET, PLEASE FOLLOW THE INSTRUCTIONS SET FORTH ON PAGE 3 IN RESPONSE TO QUESTION 6.

Important Notice Regarding the Availability of Proxy Materials

For the Shareholder Meeting to be Held on May 17, 2012

The Company’s Proxy Statement and 2011 Annual Report to Shareholders are available at http://www.altria.com/proxy

ALTRIA GROUP, INC.

6601 WEST BROAD STREET

RICHMOND, VIRGINIA 23230

April 5, 2012

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 17, 2012

Our Board of Directors is furnishing to you this Proxy Statement to solicit proxies on its behalf to be voted at the 2012 Annual Meeting of Shareholders (the “2012 Annual Meeting” or the “meeting”) of Altria Group, Inc. (the “Company” or “Altria”) on May 17, 2012 at 9:00 a.m., at the Greater Richmond Convention Center, 403 North 3rd Street, Richmond, Virginia. The proxies also may be voted at any adjournments or postponements of the meeting.

We are first sending the proxy materials to shareholders on or about April 5, 2012.

All properly executed written proxies, and all properly completed proxies submitted by telephone or by the Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the meeting.

Only holders of record of shares of common stock at the close of business on March 26, 2012 (the “record date”) are entitled to notice of and to vote at the meeting, or at adjournments or postponements of the meeting. Each shareholder of record on the record date is entitled to one vote for each share of common stock held. On March 26, 2012, there were 2,036,145,920 shares of common stock outstanding.

QUESTIONS AND ANSWERS ABOUT

THE MEETING AND VOTING

1.    WHAT ITEMS WILL BE VOTED ON AT THE 2012 ANNUAL MEETING?

Shareholders will vote on four items at the 2012 Annual Meeting:

(a)    The election to the Board of the 11 nominees named in this Proxy Statement.

(b)    The ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2012.

(c)    An advisory vote to approve the compensation of the Company’s named executive officers.

(d)    A vote on one shareholder proposal, if properly presented, concerning the disclosure of lobbying policies and practices.

2.    WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

The Board recommends that you vote your shares:

(a)    “FOR” each of the 11 nominees to the Board named in this Proxy Statement.

(b)    “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2012.

(c)    “FOR” the advisory vote to approve the compensation of the Company’s named executive officers.

(d)    “AGAINST” the shareholder proposal concerning the disclosure of lobbying policies and practices.

3.    WHAT IS A PROXY?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Michael E. Szymanczyk and Denise F. Keane have been designated as proxies for the 2012 Annual Meeting.

4.    WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The record date for the 2012 Annual Meeting is March 26, 2012. The record date is established by the Board of Directors as required by Virginia law. Shareholders of record (registered shareholders and street name holders) at the close of business on the record date are entitled to:

(a)    receive notice of the meeting; and

(b)    vote at the meeting and any adjournments or postponements of the meeting.

5.    WHAT IS THE DIFFERENCE BETWEEN A REGISTERED SHAREHOLDER AND A SHAREHOLDER WHO HOLDS STOCK IN STREET NAME?

If your shares of stock are registered in your name on the books and records of our transfer agent, you are a registered shareholder.

If your shares of stock are held for you in the name of your broker or bank, your shares are held in street name. The answer to Question 18 describes brokers’ discretionary voting authority and when your bank or broker is permitted to vote your shares of stock without instructions from you.

It is important that you vote your shares if you are a registered shareholder and, if you hold shares in street name, that you provide appropriate voting instructions to your broker or bank as discussed in the answer to Question 18.

6.    HOW DO I OBTAIN ADMISSION TO THE MEETING?

To obtain admission to the meeting, you must request an admission ticket. You may bring only one immediate family member as a guest. As we will be discussing our tobacco products at the meeting, all immediate family member guests must be over 21 years of age. In addition, all meeting attendees must present government-issued photographic identification at the meeting. Please submit your request for an admission ticket by Wednesday, May 9, 2012, by mailing or faxing a request to the Company’s Corporate Secretary at 6601 West Broad Street, Richmond, Virginia 23230, facsimile: 1-800-352-6172 (from within the United States) or 1-919-697-4949 (from outside the United States). Please include the following information:

-	your name and mailing address;
-	whether you need special assistance at the meeting;
-	the name and age of your immediate family member, if one will accompany you; and
-	if your shares are held for you in the name of your broker or bank, evidence of your stock ownership (such as a letter from your broker or bank or a photocopy of a current brokerage or other account statement) as of March 26, 2012.

7.    WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?

(a)    By Telephone and Internet Proxy:    All registered shareholders of record can vote their shares of common stock by touchtone telephone using the telephone number on the proxy card (within the United States, U.S. territories and Canada, there is no charge for the call), or by the Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders of record may vote by telephone or the Internet if their banks or brokers make those methods available. If that is the case, each bank or broker will enclose instructions with the Proxy Statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded.

(b)    In Writing:    All shareholders of record also can vote by mailing their completed and signed proxy card (in the case of registered shareholders) or their completed and signed voting instruction form (in the case of street name holders).

(c)    In Person:    All shareholders of record may vote in person at the meeting; however, street name holders must have a legal proxy from their bank or broker and bring the proxy to the meeting in order to vote in person at the meeting.

8.    HOW CAN I REVOKE A PROXY?

You can revoke a proxy prior to the completion of voting at the meeting by:

(a)    giving written notice to the Corporate Secretary of the Company;

(b)    delivering a later-dated proxy; or

(c)    voting in person at the meeting.

9.    ARE VOTES CONFIDENTIAL? WHO COUNTS THE VOTES?

We will continue our long-standing practice of holding the votes of each shareholder in confidence from directors, officers and employees except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company, (b) in case of a contested proxy solicitation, (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, or (d) to allow the independent inspectors of election to certify the results of the vote. We will also continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

10.    WHAT ARE THE VOTING CHOICES WHEN VOTING ON DIRECTOR NOMINEES, AND WHAT VOTE IS NEEDED TO ELECT DIRECTORS?

When voting on the election of director nominees to serve until the 2013 Annual Meeting of Shareholders, shareholders may:

(a)    vote in favor of a nominee;

(b)    vote against a nominee; or

(c)    abstain from voting on a nominee.

Directors will be elected by a majority of the votes cast. A majority of the votes cast means that a number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” that nominee. Any director who receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election shall offer to tender his or her resignation to the Board. The Nominating, Corporate Governance and Social Responsibility Committee shall consider the offer and recommend to the Board whether to accept or reject the offer. The full Board will consider all factors it deems relevant to the best interests of the Company, make a determination and publicly disclose its decision and rationale within 90 days after confirmation of the election results.

The Board recommends a vote “FOR” all of the nominees.

11.    WHAT ARE THE VOTING CHOICES WHEN VOTING ON THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP, AND WHAT VOTE IS NEEDED TO RATIFY THEIR SELECTION?

When voting on the ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company, shareholders may:

(a)    vote in favor of the ratification;

(b)    vote against the ratification; or

(c)    abstain from voting.

The selection of the independent registered public accounting firm will be ratified if the votes cast “FOR” exceed the votes cast “AGAINST.”

The Board recommends a vote “FOR” this proposal.

12.    WHAT ARE THE VOTING CHOICES WHEN CASTING THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AND WHAT IS THE EFFECT OF THE VOTE?

When voting to approve the compensation of the Company’s named executive officers, shareholders may:

(a)    vote in favor of the compensation of the Company’s named executive officers;

(b)    vote against the compensation of the Company’s named executive officers; or

(c)    abstain from voting.

The compensation of the Company’s named executive officers will be approved on an advisory basis if the votes cast “FOR” exceed the votes cast “AGAINST.” This vote is not binding upon the Company, the Board or the Compensation Committee. Nevertheless, the Compensation Committee values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board recommends a vote “FOR” this proposal.

13.    WHAT ARE THE VOTING CHOICES WHEN VOTING ON A PROPERLY PRESENTED SHAREHOLDER PROPOSAL AT THE MEETING AND WHAT VOTE IS NEEDED TO APPROVE THE SHAREHOLDER PROPOSAL?

A vote will be held on the shareholder proposal if it is properly presented at the meeting. When voting on the shareholder proposal, shareholders may:

(a)    vote in favor of the proposal;

(b)    vote against the proposal; or

(c)    abstain from voting.

The shareholder proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST.”

The Board recommends a vote “AGAINST” the shareholder proposal.

14.    WHAT IF A SHAREHOLDER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

Shareholders should specify their choice for each matter on the enclosed proxy. If no specific choice is made, proxies that are signed and returned will be voted “FOR” the election of all director nominees, “FOR” the proposal to ratify the selection of PricewaterhouseCoopers LLP, “FOR” the advisory vote to approve the compensation of the Company’s named executive officers and “AGAINST” the shareholder proposal.

15.    WHO IS ENTITLED TO VOTE?

You may vote at the 2012 Annual Meeting if you owned the Company’s common stock as of the close of business on March 26, 2012. Each share of common stock is entitled to one vote. As of March 26, 2012, we had 2,036,145,920 shares of common stock outstanding.

16.    HOW DO I VOTE IF I PARTICIPATE IN THE DIVIDEND REINVESTMENT PLAN?

The proxy card you have received includes your dividend reinvestment plan shares. You may vote your shares through the Internet, by telephone or by mail, all as described on the enclosed proxy card.

17.    WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078 or you can reach Computershare at 1-800-442-0077 (from within the United States or Canada) or 1-781-575-3572 (from outside the United States or Canada).

18.    WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

Registered Shareholders

If you are a registered shareholder (see Question 5), your shares will not be voted if you do not provide your proxy unless you vote in person at the meeting. It is therefore important that you vote your shares either by proxy or in person at the meeting.

Street Name Holders

If your shares are held in street name (see Question 5) and you do not provide your signed and dated voting instruction form, your shares may be voted by your brokerage firm but only under certain circumstances. Specifically, under the New York Stock Exchange rules shares held in the name of your brokerage firm may be voted by your brokerage firm on certain “routine” matters even if you do not provide the brokerage firm with voting instructions. The ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company is considered a “routine” matter for which brokerage firms may vote uninstructed shares.

The other proposals to be voted on at our meeting, specifically, the election of director nominees, the advisory vote to approve the compensation of the Company’s named executive officers and the shareholder proposal, are not considered “routine” under New York Stock Exchange rules. When a proposal is not a “routine” matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” It is therefore important to provide instructions to your brokerage firm with respect to your vote on these non-routine matters.

19.    ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote at the 2012 Annual Meeting.

20.    MAY SHAREHOLDERS ASK QUESTIONS AT THE MEETING?

Yes. The Chairman will answer shareholders’ questions of general interest during the limited question and answer period of the meeting. In order to provide an opportunity for everyone who wishes to ask a question, shareholders will be limited to two (2) minutes. Shareholders may ask a question a second time only after all others have had their turn and only if time allows. When speaking, shareholders must direct questions to the Chairman and confine their questions to matters that relate directly to the business of the meeting.

21.    HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 26, 2012, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and shares of record held by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present.

BOARD OF DIRECTORS

Board of Directors

The primary responsibility of the Board of Directors (the “Board”) is to foster the long-term success of the Company. The Board has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management, which is responsible for the day-to-day operations of the Company. In fulfilling this role, each director must exercise his or her good faith business judgment of the best interests of the Company.

The Board holds regular meetings typically during the months of January, February, May, August, October and December, and special meetings are held when necessary. The organizational meeting follows the annual meeting of shareholders. One of the meetings is primarily devoted to reviewing the Company’s strategic plan. The Board held six meetings in 2011. The Board meets in executive session at every Board meeting. Directors are expected to attend Board meetings, the annual meeting of shareholders and meetings of the Committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. During 2011, all nominees for director attended at least 75% of the aggregate number of meetings of the Board during their respective terms of service and of all Committees on which they served. In addition, all directors then in office attended the 2011 Annual Meeting of Shareholders on May 19, 2011. W. Leo Kiely III joined the Board in October 2011.

In January 2012, Martin J. Barrington, currently Vice Chairman of the Company, was elected to the Board of Directors and is a nominee for election to the Board, as set forth below. Mr. Barrington was also elected Chairman and Chief Executive Officer of the Company at that time, effective upon the conclusion of the 2012 Annual Meeting, to replace Mr. Szymanczyk who will retire as Chairman and Chief Executive Officer. Mr. Szymanczyk, who is not standing for re-election to the Board, has entered into a Consulting Agreement and an Agreement and General Release with the Company as more fully described in the Compensation Discussion and Analysis on page 37.

The Board has adopted Corporate Governance Guidelines. In addition, the Board has adopted a Code of Business Conduct and Ethics that applies to the members of the Company’s Board. The Board has also adopted a policy with regard to reviewing certain transactions in which the Company is a participant and an officer, director or nominee for director has had or may have a direct or indirect material interest. All of these documents are available on the Company’s website at www.altria.com/governance. The Company has also adopted the Altria Code of Conduct, which applies to all of its employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Altria Code of Conduct is available on the Company’s website at www.altria.com/codeofconduct.

Information on the Company’s website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings the Company makes with the U. S. Securities and Exchange Commission (“SEC”).

Board Leadership Structure

As previously noted, effective upon the conclusion of the 2012 Annual Meeting, Mr. Barrington has been elected Chairman and Chief Executive Officer of the Company, replacing Mr. Szymanczyk, who has announced his retirement as Chairman and Chief Executive Officer, effective upon the conclusion of the 2012 Annual Meeting. As part of the leadership transition, Mr. Barrington was elected to the Board in January 2012 and appears in this Proxy Statement as a nominee for election to the Board at the 2012 Annual Meeting.

As stated in the Company’s Corporate Governance Guidelines, the Board believes that it is important to retain flexibility to allocate the responsibilities of the Chairman of the Board (the “Chairman”) and the Chief Executive Officer in the way that it believes is in the best interests of the Company. After due consideration by the Nominating, Corporate Governance and Social Responsibility Committee and the Board, including an evaluation of the pending transition of leadership of the Company from Mr. Szymanczyk to Mr. Barrington described above, the Board has concluded that presently combining the roles of Chairman and Chief Executive Officer is in the best interests of the Company. The Company’s Mission is to own and develop financially disciplined businesses that are leaders in responsibly providing adult tobacco and wine consumers with superior branded products. The Board believes that the combination of the roles of Chairman and Chief Executive Officer promotes the pursuit of the Company’s Mission by allowing the senior-most executive with accountability for the Company’s day-to-day operations and execution of the Company’s strategic plan, who also possesses significant business and industry knowledge, to set Board meeting agendas (in consultation with the Presiding Director), to lead the related discussions and to communicate with one voice to employees, shareholders and other stakeholders. The Board considers this effective and efficient structure to be particularly appropriate for the Company given the unique challenges that the Company has faced and continues to face in light of the lines of business of its subsidiaries, particularly domestic tobacco and the enhanced regulatory environment.

The Board’s strict adherence to sound corporate governance practices, as reflected in the Company’s Corporate Governance Guidelines, has promoted, and continues to promote, the effective and independent exercise of Board leadership for the Company and its shareholders. Non-management directors convene at each Board meeting in executive session. Moreover, the Company has a strong and experienced independent Presiding Director who, in discharging the responsibilities detailed below, promotes dialogue among non-management members of the Board and directly and clearly communicates the views of the Board to management.

The Presiding Director presides over executive sessions of the non-management directors and at all meetings at which the Chairman is not present; calls meetings of the non-management directors as he deems necessary; serves as a liaison between the Chairman and the non-management directors; approves agendas and schedules for Board meetings; advises the Chairman of the Board’s informational needs and approves information sent to the Board; together with the Chair of the Compensation Committee, communicates goals and objectives to the Chairman and Chief Executive Officer and the results of the evaluation of his performance; and is available for consultation and communication if requested by major shareholders. The Presiding Director is invited to attend all meetings of Committees of the Board of which he or she is not a member. The Presiding Director also presides over executive sessions including only independent directors which are held at least once a year.

Communications with the Board

Shareholders and other interested parties who wish to communicate with the Board may do so by writing to the Presiding Director, Board of Directors of Altria Group, Inc., 6601 West Broad Street, Richmond, Virginia 23230. The non-management directors have established procedures for the handling of communications from shareholders and other interested parties and directed the Corporate Secretary to act as their agent in processing any communications received. Communications that relate to matters that are within the scope of the responsibilities of the Board and its Committees are to be forwarded to the Presiding Director. Communications that relate to matters that are within the responsibility of one of the Board Committees are also to be forwarded to the Chair of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, are to be sent to the appropriate subsidiary. Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any non-management director who wishes to review them.

Committees of the Board

The Board has established various separately-designated standing committees of the Board (the “Committees”) to assist it with the performance of its responsibilities. These Committees and their members are listed below. The Board designates the members of these Committees and the Committee Chairs annually at its organizational meeting following the annual meeting of shareholders, based on the recommendations of the Nominating, Corporate Governance and Social Responsibility Committee. The Chair of each Committee develops the agenda for that Committee and determines the frequency and length of Committee meetings. The Board has adopted written charters for each of these Committees. These charters are available on the Company’s website at www.altria.com/governance.

The Audit Committee consists entirely of non-management directors all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Its responsibilities are set forth in the Audit Committee Charter. The Committee was established pursuant to Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Committee’s responsibility is to assist the Board in its oversight of (i) the Company’s financial statements and financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent registered public accounting firm, (iii) the internal audit function and (iv) the Company’s compliance with legal and regulatory requirements. The Committee is also responsible for preparing the Audit Committee Report that the rules of the SEC require the Company to include in its proxy statement. The Committee met seven times in 2011. The current members of the Committee are: George Muñoz (Chair); John T. Casteen III; Thomas F. Farrell II; and Thomas W. Jones. See pages 70 to 71 for further matters related to the Audit Committee, including its Report for the year ended 2011.

The Board has determined that all members of the Audit Committee are financially literate and that George Muñoz and at least one other member of the Committee are “audit committee financial experts” within the meaning set forth in the regulations of the SEC. No member of the Audit Committee received any payments in 2011 from Altria Group, Inc. or its subsidiaries other than compensation received as a director of Altria Group, Inc.

The Compensation Committee consists entirely of non-management directors all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange; are non-employee directors for the purposes of Rule 16b-3 of the Securities Exchange Act of 1934; and satisfy the requirements of Section 162(m) of the Internal Revenue Code for outside directors. Its responsibilities are set forth in the Compensation Committee Charter. The Committee discharges the Board’s responsibilities relating to executive compensation (including the compensation of the Chief Executive Officer), produces an annual Compensation Committee report to be included in the Company’s proxy statement and reviews the succession plans for the chief executive officer and other senior executives. In addition, the Committee reviews and makes recommendations regarding compensation disclosures to be provided in the Company’s SEC filings, including the “Compensation Discussion and Analysis” and narrative descriptions in the Committee’s disclosure of its procedures in determining executive compensation. This Committee met five times in 2011. The current members of the Committee are: Thomas F. Farrell II (Chair); Elizabeth E. Bailey; Gerald L. Baliles; and Thomas W. Jones. See pages 31 through 33 for further matters related to the Compensation Committee, including a discussion of its procedures and its Report on the Compensation Discussion and Analysis appearing on pages 34 through 69.

The Executive Committee has the responsibilities set forth in the Executive Committee Charter, and meets as the Chairman concludes is necessary. The Committee has authority to act for the Board during intervals between Board meetings to the extent permitted by law. This Committee met one time in 2011. The current members of the Committee are: Michael E. Szymanczyk (Chair); Gerald L. Baliles; Thomas F. Farrell II; Thomas W. Jones; George Muñoz; and Nabil Y. Sakkab.

The Finance Committee has the responsibilities set forth in the Finance Committee Charter. The Committee monitors the Company’s financial condition, oversees the sources and uses of cash flow and the investment of certain employee benefit plan assets and advises the Board with respect to capital markets activities, dividend policy, share repurchase programs and other financial matters. This Committee met five times in 2011. The current members of the Committee are: Thomas W. Jones (Chair); Elizabeth E. Bailey; Dinyar S. Devitre; George Muñoz; and Nabil Y. Sakkab.

The Innovation Committee has the responsibilities set forth in the Innovation Committee Charter. The Committee assists the Board in its oversight of the strategic goals and objectives of the research, development and engineering programs of the Company’s subsidiaries and technological and other innovation initiatives. This Committee met four times in 2011. The current members of the Committee are: Nabil Y. Sakkab (Chair); Gerald L. Baliles; John T. Casteen III; Dinyar S. Devitre; and George Muñoz.

The Nominating, Corporate Governance and Social Responsibility Committee consists entirely of non-management directors all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. This Committee has the responsibilities set forth in the Nominating, Corporate Governance and Social Responsibility Committee Charter. The Committee identifies individuals qualified to become Board members consistent with the criteria described in the Company’s Corporate Governance Guidelines and recommends a slate of nominees for election at each annual meeting of shareholders; makes recommendations to the Board concerning the appropriate size, function, needs and composition of the Board and its Committees; advises the Board on corporate governance matters, including developing and recommending to the Board the Company’s corporate governance principles; oversees the self-evaluation process of the Board and its Committees; and provides oversight of the Company’s public affairs, corporate reputation and societal alignment strategies. This Committee met five times in 2011. The current members of the Committee are: Gerald L. Baliles (Chair); Elizabeth E. Bailey; Thomas F. Farrell II; George Muñoz; and Nabil Y. Sakkab. See page 13 for a description of the process the Nominating, Corporate Governance and Social Responsibility Committee follows in nominating directors.

The Board’s Risk Management Oversight Role

The Board, both acting as a full Board and through its Committees, plays an important oversight role in the Company’s risk management processes. Regular Board and Committee meetings cover multiple days and include site visits to Company subsidiary locations both in and outside the Company’s Richmond, Virginia headquarters. Management from the Company and different Company subsidiaries and business functions attend each meeting. At these meetings and in communications between Board meetings, management consults directly with the Board and its Committees about operational risks facing the businesses. Similarly, the Board, both directly and through the Audit Committee, receives regular updates on legal and regulatory matters, including developments in litigation and developments related to U.S. Food and Drug Administration regulation of certain of the Company’s subsidiaries, thereby reviewing the Company’s management of legal and regulatory risk. In addition, reports to the Audit Committee at each of its meetings by the Chief Compliance Officer and corporate audit personnel provide insight into the Company’s risk assessment and risk management policies and processes, including enterprise risk management. The Audit Committee and the Finance Committee oversee the Company’s management of its financial, accounting and liquidity risks through interaction at each meeting with the Chief Financial Officer, management from financial, accounting, auditing and treasury functions and, for the Audit Committee, personnel from the Company’s independent registered public accounting firm. The Nominating, Corporate Governance and Social Responsibility Committee,

through its interaction with functions responsible for the Company’s public policy and societal alignment strategies, oversees the ways in which the Company manages reputational risk. The Compensation Committee, as set forth in more detail in the Compensation Discussion and Analysis (page 41), considers the analysis developed by a cross-functional team of executives in the compensation and benefits, corporate audit and legal functions to determine the extent to which the executive compensation program may create risk for the Company. Finally, the Innovation Committee oversees the Company’s management of the risks associated with technology, research and product development, including intellectual property. Each Committee provides a report to the full Board following each Committee meeting. The Board believes it has in place effective processes to identify and oversee the material risks facing the Company and its businesses and that these processes are consistent with, and provide additional support for, the current leadership structure of the Board.

ELECTION OF DIRECTORS

Process for Nominating Directors

The Nominating, Corporate Governance and Social Responsibility Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the annual meeting of shareholders.

In identifying potential candidates for Board membership, the Committee relies on suggestions and recommendations from the Board, shareholders, management and others. The Committee does not distinguish between nominees recommended by shareholders and other nominees. Shareholders wishing to suggest candidates to the Committee for consideration as directors must submit a written notice to the Corporate Secretary, who will provide it to the Committee. The Company’s By-Laws set forth the procedures a shareholder must follow to nominate directors. These procedures are summarized in this Proxy Statement under the caption “2013 Annual Meeting” on page 79.

Director Qualifications and Board Diversity

In reviewing nominee candidates, the Committee adheres to the process described above and, in so doing, considers both the Company’s Mission to own and develop financially disciplined businesses that are leaders in responsibly providing adult tobacco and wine consumers with superior branded products and its four related Mission goals – investing in leadership; aligning with society; satisfying adult consumers; and creating substantial value for shareholders. The Committee has not established any specific minimum qualification standards for nominees to the Board; rather, in evaluating the suitability of individuals for Board membership the Committee considers the ways in which it believes each nominee can assist the Company in pursuing its Mission and advancing one or more Mission goals. The Committee also takes into account many factors, including whether the individual meets requirements for independence and whether the individual will enhance the diversity of perspectives available to the Board in its deliberations. The Company is committed to diversity, as reflected in its Code of Conduct and various Company policies. The Committee has a long-standing commitment to diversity, rather than a formal diversity policy, and is guided by the Company’s diversity philosophy in its review and consideration of potential director nominees. In this regard, the Board and the Committee view diversity holistically. More particularly, as set forth in the Company’s Corporate Governance Guidelines, the Board considers the individual’s general understanding of the various disciplines relevant to the success of a large publicly-traded company in today’s global business environment; the individual’s understanding of the Company’s businesses and markets; the individual’s professional expertise and experiences; the individual’s educational and professional background; and other characteristics of the individual that promote diversity of views and experience. The Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best perpetuate the Company’s success and represent shareholder interests through the exercise of sound judgment and the application of its diversity of experience. In determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. In addition, the Committee considers whether the Board has specific needs for certain skills or attributes at a given time (for example, financial or chief executive officer experience). Other criteria for Board membership are set forth in the Company’s Corporate Governance Guidelines.

The Nominees

It is proposed that 11 directors, 10 of whom are independent directors, be elected to hold office until the next annual meeting of shareholders and until their successors have been elected. The Nominating, Corporate Governance and Social Responsibility Committee has recommended to the

Board, and the Board has approved, the persons named and, unless otherwise marked, a signed and returned proxy will be voted for such persons. Each of the nominees currently serves as a director and was elected by the shareholders at the 2011 Annual Meeting with the exception of W. Leo Kiely III, who was unanimously elected to membership by the Board on October 25, 2011, Martin J. Barrington who was unanimously elected to membership by the Board on January 26, 2012 as part of the transition of Company leadership (as discussed above), and Kathryn B. McQuade, who was unanimously elected to membership by the Board on February 29, 2012. The particular experiences, qualifications, attributes or skills of each nominee that the Committee believes will advance the Company’s Mission and one or more Mission goals are included in the individual biographies below. Mr. Kiely and Ms. McQuade were recommended for nomination to our Nominating, Corporate Governance and Social Responsibility Committee by non-management directors of our Board.

On January 26, 2012, Mr. Szymanczyk announced his intention to retire as Chairman and Chief Executive Officer of the Company at the conclusion of the 2012 Annual Meeting. Consequently, Mr. Szymanczyk is not standing for re-election to the Board at the 2012 Annual Meeting. As more fully described on page 37 of Compensation Discussion and Analysis, Mr. Szymanczyk has entered into a Consulting Agreement and an Agreement and General Release with the Company.

Independence of Nominees

On the recommendation of the Nominating, Corporate Governance and Social Responsibility Committee, the Board has determined that each of the following nominees for director is independent in that such nominee has no material relationship with the Company: Elizabeth E. Bailey, Gerald L. Baliles, John T. Casteen III, Dinyar S. Devitre, Thomas F. Farrell II, Thomas W. Jones, W. Leo Kiely III, Kathryn B. McQuade, George Muñoz and Nabil Y. Sakkab. Mr. Huntley, who retired from the Board effective May 19, 2011 was also deemed independent. He served on the Compensation, Executive, Finance and Nominating, Corporate Governance and Social Responsibility Committees in 2011 until his retirement in May 2011. To assist it in making these determinations, the Board has adopted categorical standards of director independence that are set forth in Annex A to the Corporate Governance Guidelines, which is available on the Company’s website at www.altria.com/governance. Each of the above-named nominees qualifies as independent under these standards.

In recommending to the Board that these directors should be deemed independent, the Nominating, Corporate Governance and Social Responsibility Committee considered the following:

•

Dr. Sakkab is a non-executive director of Givaudan SA, an entity from which Company subsidiaries from time-to-time in the ordinary course of business acquire goods and services on terms comparable to those provided to unrelated third parties. Dr. Sakkab is not deemed to materially benefit directly or indirectly from this relationship.

•

Mr. Muñoz is a non-executive director of Marriott International, Inc., an entity from which Company subsidiaries from time-to-time in the ordinary course of business acquire goods and services on terms comparable to those provided to unrelated third parties. Mr. Muñoz is not deemed to materially benefit directly or indirectly from this relationship.

•

Mr. Farrell is the chief executive officer of Dominion Resources, Inc. (“Dominion”). A subsidiary of Dominion is a regulated public utility with which the Company or its subsidiaries has a commercial relationship for energy procurement. The Company and the utility engage in the ordinary course of business, and amounts paid by the Company are set at rates fixed in accordance with applicable regulatory authority. Mr. Farrell is neither responsible for, nor involved in, the utility’s dealings with the Company or its subsidiaries, nor does Mr. Farrell materially benefit directly or indirectly from this relationship.

•

Mr. Devitre serves as a non-executive director of SABMiller plc (“SABMiller”), an entity in which the Company held a 27.0% economic and voting interest at December 31, 2011. Mr. Devitre and Mr. Howard A. Willard III, the Company’s Executive Vice President and Chief Financial Officer, serve at the Company’s request as non-executive members of SABMiller’s seventeen-member Board of Directors in accordance with the Amended and Restated Relationship Agreement between the Company and SABMiller. Mr. Devitre’s compensation for his SABMiller board service is limited to director fees paid by SABMiller. He does not materially benefit directly or indirectly from this relationship.

•

Mr. Kiely is the former Chief Executive Officer of MillerCoors LLC, a joint venture combining the U.S. and Puerto Rico operations of SABMiller and Molson Coors Brewing Company. As noted above, the Company held a 27.0% economic and voting interest in SABMiller at December 31, 2011. Mr. Kiely does not materially benefit directly or indirectly from this relationship.

•

As the Company disclosed in prior years, a subsidiary of the Company pledged $25 million to the University of Virginia (the “University”) in 2006, reflecting a long-standing relationship between the Company and the University that has included employment recruiting and charitable donations. In 2011, the Company made $2.8 million in cash contributions towards this pledge. Also in 2011, the Company or its subsidiaries (i) made certain other charitable donations to the University, including contributions under the Company’s matching gift program, in an aggregate amount of $122,559 and (ii) made ordinary course trade payments to the University in the aggregate amount of $58,103 on terms comparable to those provided to unrelated third parties. The sum of these 2011 contributions and payments represent less than 2% of the University’s consolidated gross revenues in each of its three latest completed fiscal years. Mr. Casteen, who joined the Board in 2010, is a former President of the University. He now serves as President Emeritus of the University. Mr. Casteen’s daughter-in-law, Laura Casteen, is employed by the University as an assistant vice president. Mr. Casteen does not materially benefit directly or indirectly from this relationship. In addition, the Company notes that Governor Baliles’s employer, the Miller Center of Public Affairs, is affiliated with the University and that Mr. Farrell is a non-executive trustee of the University’s affiliated campus in Wise, Virginia.

•

Immediate family members (as defined in the Policy on Related Person Transactions) of Dr. Bailey, Governor Baliles, Mr. Devitre, Mr. Farrell, Mr. Jones, Mr. Kiely and Dr. Sakkab are employed in non-executive officer capacities by entities with which the Company or its subsidiaries from time-to-time do business in the ordinary course on terms comparable to those provided to unrelated third parties. The immediate family member in each case is neither responsible for, nor involved in, the entity’s day-to-day dealings with the Company, and the respective payments made by the Company or its subsidiaries to the entities in the last three fiscal years are significantly less than the greater of $1 million or 2% of the entities’ consolidated gross revenues. None of Dr. Bailey, Governor Baliles, Mr. Devitre, Mr. Farrell, Mr. Jones, Mr. Kiely or Dr. Sakkab, or the respective immediate family members, materially benefits directly or indirectly from these relationships.

•

The Company makes various grants and charitable contributions, including matching gifts under the Company’s matching gift program, to entities where Dr. Bailey, Governor Baliles, Mr. Casteen, Mr. Devitre, Mr. Farrell, Mr. Jones and Ms. McQuade and immediate family members of Governor Baliles, Mr. Casteen, Mr. Farrell and Ms. McQuade serve as non-executive directors or trustees or non-executive employees. A substantial majority of these grants and contributions was made to non-profit entities that serve the communities in which the Company and its subsidiaries operate and to non-profit educational programs and institutions located in and around these communities. In each case, payments by the Company in the last three fiscal years were significantly less than the greater of $1 million or 2% of any such entity’s consolidated gross revenues. None of Dr. Bailey, Governor Baliles, Mr. Casteen, Mr. Devitre, Mr. Farrell, Mr. Jones and Ms. McQuade, or the respective immediate family members, materially benefits directly or indirectly from these contributions.

The Nominating, Corporate Governance and Social Responsibility Committee has determined that the foregoing transactions did not affect the independence of any nominee for director.

Although it is not anticipated that any of the persons named below will be unable or unwilling to stand for election, a proxy, in the event of such an occurrence, may be voted for a substitute designated by the Board. However, in lieu of designating a substitute, the Board may amend the Company’s By-Laws to reduce the number of directors.

Elizabeth E. Bailey John C. Hower Professor Emerita of Business and Public Policy, The Wharton School of the University of Pennsylvania, Philadelphia, PA Director since 1989 Age: 73

Dr. Bailey became Professor Emerita in July 2010, after having served as John C. Hower Professor of Business and Public Policy from July 1991 through June 2010. Prior to joining The Wharton School, Dr. Bailey served from July 1990 to June 1991 as a professor of industrial administration at Carnegie-Mellon University and as a visiting scholar at the Yale School of Organization and Management. From 1983 to 1990, she was Dean of the Graduate School of Industrial Administration of Carnegie-Mellon University. Dr. Bailey serves as a trustee of the National Bureau of Economic Research and as an honorary trustee of The Brookings Institution. She served as a director of CSX Corporation from 1989 to 2008 and is a former trustee of TIAA-CREF. Dr. Bailey is a member of the Compensation, Finance and Nominating, Corporate Governance and Social Responsibility Committees.

The Nominating, Corporate Governance and Social Responsibility Committee believes that Dr. Bailey’s expertise in the areas of management, business administration and public policy, her professional experiences, including key leadership and administrative positions at top ranking universities, and her longstanding experience with the Company provide clear support for her nomination for election to the Board.

Gerald L. Baliles Director, Miller Center of Public Affairs at the University of Virginia, Charlottesville, VA Director since 2008 Age: 71

Governor Baliles is the Director of the University of Virginia’s Miller Center of Public Affairs, a leading public policy institution. He has held this position since April 2006. From 1990 to April 2006, he served as an international aviation and trade partner in the firm of Hunton & Williams LLP, headquartered in Richmond, Virginia. From 1986 through 1990, Governor Baliles served as the 65th Governor of the Commonwealth of Virginia. During his tenure as Governor, he served as Chairman of the National Governors Association. Governor Baliles serves on the boards of Norfolk Southern Corporation, the Virginia Foundation for Community College Education and the Center for the Study of the Presidency and Congress. He previously served on the boards of Newport News Shipbuilding, PBS, Shenandoah Life Insurance Company,* the Nature Conservancy in Virginia and the Virginia Historical Society. Governor Baliles is Chair of the Nominating, Corporate Governance and Social Responsibility Committee and a member of the Compensation, Executive and Innovation Committees.

The Nominating, Corporate Governance and Social Responsibility Committee believes that Governor Baliles’s significant expertise in public policy and law and his professional, administrative and leadership experiences, including his service as chief executive of the Commonwealth of Virginia, provide clear support for his nomination for election to the Board.

*	During 2009, Shenandoah Life Insurance Company entered into a receivership pursuant to a Virginia statutory procedure due to a sharp decline in value in certain of the company’s holdings that resulted in the company falling below minimum capitalization requirements. As part of this receivership, the Circuit Court in Richmond, Virginia, entered an order which, in accordance with required statutory provisions that apply to all such receiverships in Virginia, enjoins the directors from conducting any further business related to Shenandoah Life Insurance Company. The order contains no other findings or provisions related to the conduct of any directors of the entity. The Nominating, Corporate Governance and Social Responsibility Committee considered this order with regard to Governor Baliles’s qualification to serve as a director and has determined that the order does not impact his ability or qualifications to serve as a director.

Martin J. Barrington Vice Chairman, Altria Group, Inc., Richmond, VA Director since 2012 Age: 58

Mr. Barrington joined the Altria family of companies in 1993 and was appointed to Altria Group, Inc.’s Board of Directors in January 2012. As Vice Chairman, he is responsible for Innovation, Public Affairs, Human Resources and Compliance. Mr. Barrington leads Altria’s efforts to meet its regulatory, external affairs, human resources, compliance and product responsibilities. He provides oversight of product research, development and engineering and leads the engagement by Altria’s family of companies with the U.S. Food and Drug Administration and other external stakeholders. Mr. Barrington also serves as Chief Compliance Officer. Before joining the Altria family, he practiced law in both the government and private sectors. He serves on the boards of trustees for the Virginia Museum of Fine Arts and the College of Saint Rose and on the advisory board of the Points of Light Institute. Mr. Barrington is also a former Commissioner for the Virginia Port Authority. In light of Mr. Szymanczyk’s retirement, the Board has elected Mr. Barrington Chairman and Chief Executive Officer of the Company effective upon the conclusion of the 2012 Annual Meeting.

The Nominating, Corporate Governance and Social Responsibility Committee believes that Mr. Barrington’s significant knowledge and understanding of the Company and its businesses, particularly in the area of regulation, together with his various leadership experiences as described above, provide clear support for his nomination for election to the Board.

John T. Casteen III President Emeritus, University of Virginia, Charlottesville, VA Director since 2010 Age: 68

Mr. Casteen became President Emeritus of the University of Virginia in August 2010 after having served as President of the University since 1990. He is both University Professor and Professor of English. Previously, Mr. Casteen served as Secretary of Education for the Commonwealth of Virginia (1982 – 1985) and President of the University of Connecticut (1985 – 1990). He is a director of Strayer Education, Inc. He also serves as a director of the Chesapeake Bay Foundation, the Jamestown-Yorktown Foundation, the Virginia Foundation for Community College Education, the Woodrow Wilson International Center for Scholars, Sage Publications, Inc., RuffaloCODY, LLC and the Leifur Eiríksson Foundation, all either charitable or privately-held business entities. Mr. Casteen also served on the Board of Directors of Wachovia Corporation from 1997 to 2008. Mr. Casteen is a member of the Audit and Innovation Committees.

The Nominating, Corporate Governance and Social Responsibility Committee believes that Mr. Casteen’s extensive professional, business, administrative and leadership experiences, particularly his role as chief executive of a university system with top-ranking academic and medical divisions, provide clear support for his nomination for election to the Board.

Dinyar S. Devitre Special Advisor, General Atlantic Partners, Greenwich, CT Director since 2008 Age: 64

Mr. Devitre is Special Advisor to General Atlantic Partners, a private equity firm. In March 2008, Mr. Devitre retired from his position as Senior Vice President and Chief Financial Officer of Altria Group, Inc. Prior to Mr. Devitre’s appointment to this position in April 2002, he held a number of senior management positions with the Company. He is a director of Western Union Company and SABMiller plc. He was formerly a director of Kraft Foods Inc. from 2002 to 2007 and Emdeon Inc. from 2008 to 2011. He also serves on the following charitable boards: Pratham USA and the Brooklyn Academy of Music. Mr. Devitre is a member of the Finance and Innovation Committees.

The Nominating, Corporate Governance and Social Responsibility Committee believes that Mr. Devitre’s significant knowledge and understanding of the Company and its businesses, together with his public company board service (including SABMiller), his financial acumen, his public company chief financial officer experience and his general business knowledge, provide clear support for his nomination for election to the Board.

Thomas F. Farrell II Chairman, President and Chief Executive Officer, Dominion Resources, Inc., Richmond, VA Director since 2008 Age: 57

Mr. Farrell is the Chairman, President and Chief Executive Officer of Dominion Resources, Inc., one of the nation’s largest producers of energy. He became President and Chief Executive Officer of Dominion Resources, Inc. effective January 1, 2006 and was elected Chairman in April 2007. From January 1, 2004 through December 31, 2006, he served as President and Chief Operating Officer of Dominion Resources, Inc. and prior to that as Executive Vice President. He is Chairman of the Board and Chief Executive Officer of Virginia Electric and Power Company and Chairman, President and Chief Executive Officer of CNG, both wholly-owned subsidiaries of Dominion Resources, Inc. He is also a director of the Institute of Nuclear Power Operations (INPO). Mr. Farrell is the Presiding Director, Chair of the Compensation Committee and a member of the Audit, Executive and Nominating, Corporate Governance and Social Responsibility Committees.

The Nominating, Corporate Governance and Social Responsibility Committee believes that Mr. Farrell’s extensive business, administrative and leadership experiences, particularly his role as chief executive of a large public company in a regulated industry, provide clear support for his nomination for election to the Board.

Thomas W. Jones Senior Partner, TWJ Capital LLC, Stamford, CT Director since 2002 Age: 62

Mr. Jones assumed his position as Senior Partner of TWJ Capital LLC, an investment company, in May 2005. From August 1999 to October 2004, he held the position of Chairman and Chief Executive Officer of Global Investment Management with Citigroup Inc. He joined Travelers Group as Vice Chairman in 1997 and served as Chairman and Chief Executive Officer of Smith Barney Asset Management until August 1999 when Travelers Group merged with Citibank to form Citigroup Inc. Prior to joining Travelers Group, Mr. Jones served as President and Chief Operating Officer and Vice Chairman of TIAA-CREF from 1993 to 1997. Mr. Jones currently serves as a director of several privately-held investment portfolio companies and his historical board experience (all pre-2005) includes service on the boards of the Federal Reserve Bank of New York, Freddie Mac, Thomas & Betts Corp., Travelers, TIAA-CREF and Eastern Enterprises. He is also a trustee emeritus of Cornell University and a trustee of Howard University. Mr. Jones is Chair of the Finance Committee and a member of the Audit, Compensation and Executive Committees.

The Nominating, Corporate Governance and Social Responsibility Committee believes that Mr. Jones’s expertise in the areas of finance and investments and his extensive professional, business and leadership experiences, particularly his leadership and administrative roles at large publicly-held companies, provide clear support for his nomination for election to the Board.

W. Leo Kiely III Retired Chief Executive Officer, MillerCoors LLC, Golden, CO Director since 2011 Age: 65

Mr. Kiely retired as Chief Executive Officer of MillerCoors LLC, a joint venture combining the U.S. and Puerto Rico operations of SABMiller plc and Molson Coors Brewing Company, in July 2011, a position he had held since July 2009. From February 2005 through July 2009, Mr. Kiely served as President and Chief Executive Officer of Molson Coors Brewing Company. From March 1993 to March 2005 he held a variety of executive positions at Coors Brewing Company including Chief Executive Officer. Before joining Coors Brewing Company, he held executive positions with Frito-Lay, Inc., a subsidiary of PepsiCo, and Ventura Coastal Corporation, a division of Seven Up Inc. He is a member of the Board of Directors of Medpro Safety Products, Inc., a public company. He also serves on the following charitable boards: The Denver Center for the Performing Arts and the Helen G. Bonfils Foundation.

The Nominating, Corporate Governance and Social Responsibility Committee believes that Mr. Kiely’s extensive business, administrative and leadership experiences, particularly his various executive positions (including the role of chief executive) in the consumer package goods industry, provide clear support for his nomination for election to the Board.

Kathryn B. McQuade Executive Vice President and Chief Financial Officer, Canadian Pacific Railway Limited, Calgary, Alberta, Canada Director since 2012 Age: 55

Ms. McQuade is currently Executive Vice President and Chief Financial Officer of Canadian Pacific Railway Limited, a transcontinental railway in Canada and the United States, a position she has held since September 2008. Ms. McQuade joined Canadian Pacific Railway Limited in June 2007 as Executive Vice President and Chief Operating Officer. Prior to joining Canadian Pacific Railway Limited, Ms. McQuade served as Executive Vice President – Planning and Chief Information Officer at Norfolk Southern Corporation where she spent 27 years in key information technology, strategic planning and finance leadership positions. She serves as a director of several privately-held companies and serves on the Board of Trustees of The College of William & Mary Foundation.

The Nominating, Corporate Governance and Social Responsibility Committee believes that Ms. McQuade’s significant financial and accounting expertise, particularly her public company chief financial officer experience, her general business knowledge and her management experience in a regulated industry, provide clear support for her nomination for election to the Board.

George Muñoz Principal, Muñoz Investment Banking Group, LLC, Washington, DC Partner, Tobin & Muñoz, Chicago, IL Director since 2004 Age: 60

Mr. Muñoz is a principal of the Washington, D.C.-based firm of Muñoz Investment Banking Group, LLC. He is also a partner in the Chicago-based law firm of Tobin & Muñoz. He served as President and Chief Executive Officer of the Overseas Private Investment Corporation from 1997 to January 2001. From 1993 to 1997, Mr. Muñoz was Chief Financial Officer and Assistant Secretary of the United States Treasury Department. He is a member of the Board of Directors of Marriott International, Inc. and Anixter International, Inc. and a member of the Board of Directors of a privately-held company. He was formerly a director of Archipelago Holdings, Inc. from 2004 to 2006 and Esmark Incorporated from 2007 to 2008. He also serves on the Board of Trustees of the National Geographic Society. Mr. Muñoz is Chair of the Audit Committee and a member of the Executive, Finance, Innovation and Nominating, Corporate Governance and Social Responsibility Committees.

The Nominating, Corporate Governance and Social Responsibility Committee believes that Mr. Muñoz’s accounting, financial, legal and public policy expertise, along with his background in international business and his significant professional, administrative and leadership experiences in both the private and public sectors, provide clear support for his nomination for election to the Board.

Nabil Y. Sakkab Retired Senior Vice President, Corporate Research and Development, The Procter & Gamble Company, Cincinnati, OH Director since 2008 Age: 64

Dr. Sakkab held a variety of positions at The Procter & Gamble Company beginning in 1974. He retired in November 2007 as Senior Vice President, Corporate Research and Development. He is a member of the Board of Directors of Givaudan SA and Deinove and also serves on the boards of several privately-held companies. Dr. Sakkab is Chair of the Innovation Committee and a member of the Executive, Finance and Nominating, Corporate Governance and Social Responsibility Committees.

The Nominating, Corporate Governance and Social Responsibility Committee believes that Dr. Sakkab’s innovation expertise in the consumer packaged goods industry and his extensive overall business knowledge and experiences on boards of directors provide clear support for his nomination for election to the Board.

Compensation of Directors

Directors who are full-time employees of the Company receive no additional compensation for services as a director. With respect to non-employee directors, the Company’s philosophy is to provide competitive compensation and benefits necessary to attract and retain high-quality non-employee directors. The Board believes that a substantial portion of director compensation should consist of equity-based compensation to assist in aligning directors’ interests with the interests of shareholders.

The Nominating, Corporate Governance and Social Responsibility Committee periodically reviews director compensation taking into account the Company’s Compensation Survey Group (described on page 42), considers the appropriateness of the form and amount of director compensation and makes recommendations to the Board concerning such compensation with a view toward attracting and retaining qualified directors. In reviewing director compensation in the first quarter of 2012, the Committee considered survey data provided to management by Aon Hewitt Inc. (“Aon Hewitt”). The data provided by Aon Hewitt was based on parameters established by the Company. Aon Hewitt did not provide any advice or recommendations to either the Committee or the Company in connection with the provision of this information, nor did Aon Hewitt attend any Committee meetings.

In 2011, non-employee directors received:

•	$100,000 annual cash retainer;

•	$20,000 annual cash retainer for the Presiding Director and the Chairs of the Audit and Compensation Committees;

•	$10,000 retainer for Chairs of the Innovation, Finance and Nominating, Corporate Governance and Social Responsibility Committees;

•	$5,000 annual membership fee for each member of each Committee; and

•	A stock award valued at $150,000, as described below.

Pursuant to the Stock Compensation Plan for Non-Employee Directors, approved by shareholders at the 2005 Annual Meeting on April 28, 2005, each non-employee director received an annual share award on May 19, 2011 of that number of shares of common stock having an aggregate fair market value of $150,000 on the date of grant (5,375 shares of common stock with a fair market value of $27.91 per share). Effective in 2012, the Board, on the recommendation of the Nominating, Corporate Governance and Social Responsibility Committee, has increased the aggregate fair market value of the annual award to non-employee directors from $150,000 to $160,000. The cash component of the director compensation program remains unchanged.

The Board believes that stock ownership guidelines further align the interests of the Board with those of the Company’s shareholders. The Company’s non-employee directors are expected to hold the Company’s common stock in an amount equal to the lesser of five times the then-current annual cash retainer or 26,000 shares. Directors are expected to reach this ownership level within five years of being elected to Board membership and to hold the requisite number of shares until retirement. The ownership requirement for non-employee directors may be satisfied with all beneficially owned shares, including deferred shares and share equivalents.

In addition to cash payments and stock awards, non-employee directors are covered under a $100,000 term life insurance policy under the Altria Group, Inc. Group Life Insurance Plan and receive travel and accident coverage under the Company’s Business Travel Accident Insurance Plan. Both of the foregoing plans are available generally to all salaried employees.

Non-employee directors may also participate in the Altria Group, Inc. Matching Gift Program immediately upon becoming a member of the Board. This program is available to all employees and non-employee directors. The Company will match eligible donations of a minimum of $25 up to $30,000 per year, per employee or non-employee director on a dollar-for-dollar basis to eligible non-profit organizations. In 2011, the following directors participated in this program: Elizabeth E. Bailey, Gerald L. Baliles, John T. Casteen III, Dinyar S. Devitre and Thomas W. Jones. The aggregate amount of matching payments for these five directors in 2011 was $96,350.

The following table presents the compensation received by the non-employee directors for services they provided as directors in fiscal year 2011.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	All Other Compensation ($) (3)	Total
Elizabeth E. Bailey	$115,000	$150,016	$10,000	$275,016
Gerald L. Baliles	125,000	150,016	9,000	284,016
John T. Casteen III	110,000	150,016	20,000	280,016
Dinyar S. Devitre	110,000	150,016	27,350	287,366
Thomas F. Farrell II	155,000	150,016	0	305,016
Robert E. R. Huntley (4)	38,187	0	0	38,187
Thomas W. Jones	125,000	150,016	30,000	305,016
W. Leo Kiely III	18,478	0	0	18,478
George Muñoz	140,000	150,016	0	290,016
Nabil Y. Sakkab	125,000	150,016	0	275,016

(1)	Pursuant to the Stock Compensation Plan for Non-Employee Directors, on May 19, 2011, each non-employee director received 5,375 shares of common stock with an aggregate grant date fair market value of $150,016. The dollar value is slightly higher than $150,000 because the grant is made in whole shares. The fair market value of the shares of $27.91 per share was based on the average of the high and low price of Altria Group, Inc. common stock on May 19, 2011. Mr. Kiely did not receive a stock award in 2011 because he did not join the Board until October 2011.

(2)	Options were awarded to directors in 2000, 2001 and 2002. No options have been awarded to directors since 2002. As of December 31, 2011, option awards were outstanding for the following director in the following amount: Mr. Jones, 2,295. Mr. Jones exercised these options on February 17, 2012.

(3)	All Other Compensation consists of charitable matching gifts paid in 2011 under the Altria Group, Inc. Matching Gifts Program to charitable entities designated by the director as more particularly described above.

(4)	Mr. Huntley retired from the Board effective May 19, 2011, at the completion of his term. This table reports all compensation received by Mr. Huntley in 2011 through May 19, 2011.

Ms. McQuade did not join the Board until February 2012. Consequently, she did not receive any compensation in 2011.

A non-employee director may elect to defer the award of shares of common stock and all or part of his or her retainers. Pursuant to the Deferred Fee Plan for Non-Employee Directors, deferred retainers are credited to an unfunded bookkeeping account and may be “invested” in various “investment choices,” including an Altria common stock equivalent account. These “investment choices” parallel the investment options offered to employees under the Deferred Profit-Sharing Plan and determine the “earnings” that are credited for bookkeeping purposes to a non-employee director’s account. The non-employee director will receive cash distributions from his or her account either prior to or following termination of service, as elected by the non-employee director.

OWNERSHIP OF EQUITY SECURITIES

The following table shows the number of shares of common stock beneficially owned as of March 1, 2012, by each director, nominee for director, executive officer named in the Summary Compensation Table and the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director and executive officer is less than 1% of the outstanding shares.

Name	Amount and Nature of Beneficial Ownership (1) (2)
Elizabeth E. Bailey	76,030
Gerald L. Baliles	26,377
Martin J. Barrington	471,440
David R. Beran	856,911
John T. Casteen III	13,582
Dinyar S. Devitre	155,688
Thomas F. Farrell II	34,046
Thomas W. Jones	64,031
Denise F. Keane	391,970
W. Leo Kiely III	321
Kathryn B. McQuade	1,000
George Muñoz	43,421
Nabil Y. Sakkab	20,896
Michael E. Szymanczyk	1,081,264
Howard A. Willard III	265,448
Group (24 persons) (3)	5,016,153

(1)	Includes shares of restricted common stock as follows: Mr. Barrington, 314,620; Mr. Beran, 453,660; Ms. Keane, 283,240; Mr. Szymanczyk, 450,000; Mr. Willard, 182,420; and group, 2,528,560.

(2)	Includes shares as to which beneficial ownership is disclaimed by Mr. Willard, 353 (shares held by spouse); and group, 383. Also includes shares as to which voting and/or investment power is shared with or controlled by another person and as to which beneficial ownership is not disclaimed as follows: Mr. Devitre, 87,722 (shares held in joint tenancy); Mr. Kiely, 321 (shares held in family trust); and group, 90,199. Also includes shares of deferred stock as follows: Dr. Bailey, 60,113; Governor Baliles, 8,026; Mr. Casteen, 13,582; Mr. Farrell, 31,546; Mr. Jones, 57,593; Mr. Muñoz, 42,421; and group, 213,281.

(3)	Includes 300 shares that either are or could be pledged as a security for certain margin account transactions.

In addition to the shares shown in the table above, as of March 1, 2012, those directors who participate in the Company’s director deferred fee program had the following Altria share equivalents allocated to their accounts: Dr. Bailey, 369; Mr. Farrell, 14,031; and Mr. Muñoz, 10,292. See “Compensation of Directors” on page 28 for a description of the deferred fee program for directors.

Also, in addition to the shares shown above, as of March 1, 2012, Mr. Szymanczyk held 210,000 shares of deferred stock. The treatment of Mr. Szymanczyk’s shares of restricted and deferred stock pursuant to his Consulting Agreement and his Agreement and General Release with the Company are more fully described in the Compensation Discussion and Analysis on page 54.

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Common Stock Outstanding on March 26, 2012
Capital Research Global Investors	142,203,800	(1)	6.98%
333 South Hope Street
Los Angeles, CA 90071

(1)	According to Schedule 13G/A, dated February 6, 2012, filed with the SEC by Capital Research Global Investors, a division of Capital Research and Management Company, calculating the number of shares as of December 30, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Through an administrative oversight by the Company, a Form 4 for Elizabeth E. Bailey was filed late with respect to a balance reallocation in the Deferred Fee Plan for Non-Employee Directors that resulted in a transfer of Altria phantom stock units to another investment account within the Plan, as elected by Dr. Bailey. With this exception, the Company believes that during 2011 all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934, as amended, were filed on a timely basis.

COMPENSATION COMMITTEE MATTERS

Introduction

The Compensation Committee consists entirely of non-management directors all of whom our Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. Its responsibilities are described below and set forth in the Compensation Committee Charter, which is available on the Company’s website at www.altria.com/governance. The current members of the Committee are: Thomas F. Farrell II (Chair); Elizabeth E. Bailey; Gerald L. Baliles; and Thomas W. Jones.

Compensation Committee Interlocks and Insider Participation

During 2011, none of our executive officers served on the board of directors or compensation committee of another entity one or more of whose executive officers served as a member of our Board of Directors or Compensation Committee. No member of the Compensation Committee at any time during 2011 or at any other time had any relationship with us that would be required to be disclosed as a related person transaction.

Compensation Committee Procedures

Scope of Authority

The responsibilities of the Compensation Committee are set forth in its charter and include, among other duties, the responsibility to:

•

review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, to evaluate the performance of our Chief Executive Officer in light of these goals and objectives and to determine and approve the compensation of our Chief Executive Officer based on this evaluation;

•	review and approve the compensation of all executive officers;

•

make recommendations to the Board with respect to incentive compensation plans and equity-based plans, to administer and make awards under such plans and to review the cumulative effect of its actions;

•	monitor compliance by executives with our stock ownership guidelines;

•

review and assist with the development of executive succession plans, to evaluate and make recommendations to the Board regarding potential candidates to become Chief Executive Officer and to evaluate and approve candidates to fill other senior executive positions;

•	review and discuss with management our Compensation Discussion and Analysis; and

•	produce and approve the Compensation Committee’s annual report for inclusion in our annual Proxy Statement.

In accordance with its charter, the Compensation Committee may delegate its authority to subcommittees or the chair of the Committee when it deems appropriate, unless prohibited by law, regulation or New York Stock Exchange listing standards.

Processes and Procedures

The Compensation Committee’s primary processes and procedures for establishing and overseeing executive compensation are described in the Compensation Discussion and Analysis on pages 34 through 69 of this Proxy Statement. These processes and procedures include:

•

Meetings.    The Compensation Committee meets several times each year, including five times in 2011. The chair of the Committee, in consultation with the other members, sets meeting agendas. The Committee reports its actions and recommendations to the Board.

•

Role of Consultants.    As part of our annual compensation process, management engages Aon Hewitt to conduct a survey of Compensation Survey Group companies. See page 42 for a description of the companies included in the Compensation Survey Group and the criteria and process for their selection. The survey collects compensation data and competitive practices. The data is reviewed by the Committee to help it assess competitive levels of pay and the competitive mix of pay elements. In addition, management engages Aon Hewitt to provide competitive compensation information focused on chief executive officer pay primarily from public filings, including annual proxy filings, by companies within our Compensation Survey Group. This data is also reviewed by the Committee. The role of Aon Hewitt in the Company’s risk assessment process is described on page 41. Aon Hewitt neither makes recommendations with respect to decisions to be made by the Committee nor attends Committee meetings.

In 2011, the aggregate Aon Hewitt fees associated with services relating to executive and director compensation totaled $226,292. In 2011, the aggregate Aon Hewitt fees associated with additional services totaled $129,500. These additional services reflected a portion of the Total Compensation Measurement Study survey allocable to non-executive compensation (on an estimated basis) described on page 41 and a benchmarking survey conducted for the Company’s broad-based hourly employee benefit plans; each of these additional services was conducted based on parameters developed by management. Management does not believe these additional services create a conflict of interest or prevent Aon Hewitt from providing services relating to executive and director compensation.

•

Role of Executive Officers.    Each year, our Chief Executive Officer presents to the Compensation Committee his compensation recommendations for our senior executive officers who report directly to him. The Committee reviews and discusses these recommendations with our Chief Executive Officer and, exercising its discretion, makes the final decision with respect to the compensation of these individuals. The Chief Executive Officer has no role in setting his own compensation.

Compensation Committee Report for the Year Ended December 31, 2011

To Our Shareholders:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained on pages 34 through 69 of this Proxy Statement with management. Based on its review and discussions with management, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Thomas F. Farrell II, Chair

Elizabeth E. Bailey

Gerald L. Baliles

Thomas W. Jones

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

Compensation Discussion and Analysis

Company Performance Summary

Altria’s executive compensation program remains grounded in Altria’s corporate Mission and is designed to reflect the fundamental principle that compensation decisions should be based on the demonstrable achievement of corporate and individual performance goals.

During 2011, Altria and its subsidiaries achieved considerable success in meeting their key financial and strategic goals despite continued challenges in the economic, regulatory and competitive environments in which they operated. Similar to past years, Altria delivered strong financial performance during 2011, as measured by:

•

Total shareholder return (“TSR”) of 26.9%, which exceeds the TSR of the 2011 Altria Peer Group (described below under “Benchmarking – Compensation Survey Group and Altria Peer Group”) and the S&P 500 Index;

•	Growth in adjusted diluted earnings per share (“EPS”)* of 7.9%, to $2.05 per share, compared with $1.90 per share for 2010; and

•	Growth in dividend rate of 7.9%, from a quarterly dividend rate of $0.38 per common share on January 1, 2011 to $0.41 per common share on December 31, 2011.

In addition, in the fourth quarter of 2011, Altria announced a new initiative to reduce cigarette-related costs that is expected to generate $400 million in annualized savings against previously planned spending by the end of 2013.

Source:	Bloomberg Yearly Return (December 31, 2010 – December 31, 2011)

Note:	Assumes reinvestment of dividends as of the ex-dividend date. During the measurement period, certain members of the Altria Peer Group issued special dividends that were also included in the calculation of total shareholder return for the Altria Peer Group.

* Adjusted diluted EPS is a financial measure that is not consistent with generally accepted accounting principles in the United States (“GAAP”). See Annex A to this Proxy Statement for information regarding non-GAAP financial measures used in this Proxy Statement and reconciliations of such non-GAAP financial measures to the most directly comparable GAAP measures.

Performance Evaluation and Compensation Decisions

The Compensation Committee of the Board evaluated the Company’s financial and strategic performance in the context of the 2011 Annual Incentive Award Program. The Compensation Committee also evaluated the individual performance of the Company’s Chairman and Chief Executive Officer (“CEO”) and the other officers included in the Summary Compensation Table (the “named executive officers” or “NEOs”). The Compensation Committee concluded that the successes of the NEOs in achieving their individual performance goals contributed significantly to the Company’s strong overall performance.

Based on its overall evaluation, the Compensation Committee approved the following aggregate increases for the NEOs in 2011:

Total Salaries	6.1% increase from 2010

Total Annual Cash Incentives	4.3% increase from 2010

Total Equity Grants	5.0% increase from 2010

The following table compares the compensation of the NEOs to Altria’s 2011 TSR, as well as 2011 dividend and 2011 adjusted diluted EPS growth rates versus 2010:

(1)	Altria’s NEO Compensation reflects the total change in 2011 vs. 2010 annual salary, annual incentive awards, and annual equity awards granted in 2011. The 2008-2010 Long-Term Incentive Plan (“LTIP”) award, which was paid in early 2011, is excluded from the 2010 total because that plan is based on a three year end-to-end cycle, as further discussed below on page 48. If included, Altria’s NEO compensation for 2011 would be 53.0% less than in 2010.

Altria’s executive compensation program continues to be well aligned with the return delivered to shareholders. At the Annual Meeting of Shareholders in 2011, more than 93% of the shares cast approved, on an advisory basis, the compensation of the Company’s named executive officers, thereby demonstrating strong support of our alignment of shareholder interests with our executive compensation programs and philosophy.

Retirement of CEO

On January 27, 2012, the Company announced that Michael E. Szymanczyk intends to retire as Chairman and Chief Executive Officer effective upon the conclusion of the Annual Meeting of Shareholders on May 17, 2012. The Board has elected Martin J. Barrington, currently Vice Chairman of the Company, to become Chairman and Chief Executive Officer effective upon the conclusion of the 2012 Annual Meeting. Mr. Barrington was also elected to the Board effective January 26, 2012. The Board also elected David R. Beran, currently Vice Chairman, to become President and Chief Operating Officer effective upon the conclusion of the 2012 Annual Meeting.

After ten years of exceptional service as Chief Executive Officer of Philip Morris USA, Mr. Szymanczyk became Chairman and Chief Executive Officer of Altria on March 28, 2008, following the spin-off of Philip Morris International Inc. (“PMI”). He led the reshaping of Altria in the wake of that spin-off by diversifying Altria into the cigar, smokeless tobacco and wine businesses. During the three full years of his tenure as Chairman and Chief Executive Officer of Altria (2009-2011), the Company’s TSR was 134.4%. Altria also met or exceeded its adjusted diluted EPS goals (as shown in the second chart below), growing adjusted diluted EPS by 24.2% over those three years, while also growing its dividend rate by 28.1% over that same period.

Source:	Bloomberg Yearly Return (December 31, 2008 – December 31, 2011)

Note:	Assumes reinvestment of dividends as of the ex-dividend date. During the measurement period, certain members of the Altria Peer Group issued special dividends that were also included in the calculation of total shareholder return for the Altria Peer Group.

(1)	Adjusted diluted EPS is a financial measure that is not consistent with GAAP. See Annex A to this proxy statement for information regarding non-GAAP financial measures and reconciliations of such non-GAAP financial measures to the most directly comparable GAAP measures.

(2)	In December 2011, the Company, for public reporting purposes, redefined adjusted diluted EPS to exclude charges related to tobacco and health judgments. The numbers reported here reflect this redefinition. The redefinition caused no change to the adjusted diluted EPS for 2009 or 2010.

In order to secure for the Company the benefit of his experience and expertise following his retirement, the Company and Mr. Szymanczyk have entered into a Consulting Agreement (together with an Agreement and General Release, the “Agreements”) pursuant to which he will serve as a consultant to the Company until January 31, 2014. In setting the compensation and other terms of the Agreements, the Compensation Committee considered the value of Mr. Szymanczyk’s expected future contributions as a consultant to Altria’s future performance, as well as his past significant contributions to that performance. Under the terms of the Agreements, Mr. Szymanczyk’s 2008 five-year grant, and his 2010 three-year grant, of restricted stock will continue to vest during the period that he serves as a consultant to Altria. He will also receive a cash payment equal to the value of his forfeited 2011 grant of deferred stock, and will be eligible for pro-rated incentive payments under the Company’s annual and long-term incentive programs. Information on Mr. Szymanczyk’s compensation following his retirement can be found below under the heading “CEO Transition” and in the “Pension Benefits” table.

Executive Compensation Objectives and Design Principles

Our executive compensation program, like all other organizational strategies at Altria, is designed to promote our corporate Mission, which is to own and develop financially disciplined businesses that are leaders in responsibly providing adult tobacco and wine consumers with superior branded products. In pursuing our Mission, we have established the following goals for Altria and its subsidiary companies:

• Invest in Leadership:	We will invest in excellent people, leading brands and external stakeholders important to our businesses’ success.

• Align with Society:	We will actively participate in resolving societal concerns that are relevant to our businesses.

• Satisfy Adult Consumers:	We will convert our deep understanding of adult tobacco and wine consumers into better and more creative products that satisfy their preferences.

• Create Substantial Value for Shareholders:	We will execute our business plans to create sustainable growth and generate substantial returns for shareholders.

Our values guide our behavior as we pursue our Mission and our goals. Our values include Integrity, Trust and Respect; Passion to Succeed; Executing with Quality; Driving Creativity into Everything We Do; and Sharing with Others. We assess all salaried employees, including our NEOs, on their consistent demonstration of these values as part of our annual performance management process.

Our executive compensation program includes multiple performance metrics to assess the efforts of all executives in pursuing our Mission and corporate goals, while assuring that such efforts are guided by our values. Specifically, our program is designed to satisfy the following objectives:

•	promote pursuit of business strategies that are aligned with society, are executed with integrity and create substantial value for shareholders;

•

reward quality execution by making a significant portion of the compensation of our executives dependent on the achievement by the Company and the individual of financial and other key strategic goals;

•	align the interests of shareholders and executives through equity-based long-term incentive awards and stock ownership guidelines;

•	support our ability to attract, develop and retain world-class leaders; and

•	promote internal fairness and a disciplined qualitative and quantitative assessment of performance.

The elements of our executive compensation program serve these objectives with the following specific design principles:

•	a mix of fixed and at-risk variable compensation, with a lower proportion of fixed compensation the higher the organizational level of the executive;

•	a mix of annual and long-term compensation to appropriately reward and incentivize the achievement of both annual goals and objectives and long-term performance aspirations; and

•

a mix of cash and equity compensation that seeks to discourage actions that are solely driven by our stock price to the detriment of strategic goals and to minimize the potential dilutive nature of equity compensation on shareholder value.

Elements of Executive Compensation Program

The table below summarizes the individual elements and objectives of the 2011 executive compensation program for the named executive officers. In addition to the objectives noted for each element of compensation, the program is designed to attract and retain world-class leaders.

2011 Executive Compensation Program

Element	Summary Description	Objective

Annual Compensation
Base Salary (1)	Fixed cash compensation based on named executive officer’s role at the Company.	• Provide financial stability • Recognize individual role, experience, responsibility and performance

Annual Incentive Awards (2)	Annual cash-based incentive plan. Target award amounts expressed as a percentage of annual base salary. Actual payouts may be higher or lower than target, based on demonstrated business and individual performance against stated goals for the previous year.	• Recognize annual Company financial and strategic performance after it is delivered • Recognize annual individual performance after it is delivered

Long-Term Incentive Compensation
Equity Awards (2)	Annual awards based on a named executive officer’s performance in previous year and advancement potential. Award delivered as restricted or deferred stock, usually vesting after three years.	• Align named executive officer’s interests with shareholders • Recognize individual performance and advancement potential • Build stock ownership • Retention

Long-Term Incentive Plan (2)	Three-year cash-based incentive plan based on three-year financial and strategic goals. Target award amounts expressed as a percentage of year-end cumulative base salary. Actual payouts may be higher or lower than target, based on actual business and individual performance over the entire three-year period.

•    Align named executive officer’s interests with shareholders

•    Recognize long-term Company financial and strategic performance after it is delivered

•    Recognize long-term individual performance after it is delivered

•    Retention

Element	Summary Description	Objective

Post-Termination Benefits and Change in Control Payments
Defined Benefit Plans (1)	Provide for the continuation of a portion of total annual cash compensation at the conclusion of a named executive officer’s career. Generally, employees hired prior to January 1, 2008 are eligible to participate.	• Provide opportunity for financial security in retirement

Defined Contribution Plans (1)	Cash contribution by the Company based on a formula relating to consolidated earnings (capped at 15% of eligible compensation) for 2011.	• Provide opportunity for financial security in retirement • Provide additional opportunity to build stock ownership

Change in Control Payments	Change in control provisions contained in 2005 and 2010 Performance Incentive Plans (see page 68 for more details).	• Allow named executive officer to focus on delivering shareholder value in a period of uncertainty

Termination Payments	For certain types of involuntary separations, potential for severance benefits (including continuation of base salary and health insurance for up to 12 months based on years of service).	• Provide opportunity for protection upon unexpected event

Perquisites (1)	For the Chairman & CEO, personal use of Company aircraft up to $300,000 and home security system for safety and security purposes. For other named executive officers, annual financial counseling allowance and leased Company car.	• Security of the Chairman & CEO • Provide a cost-effective retention supplement

Other Benefits (1)	Medical coverage, group life insurance and other welfare benefits generally available to all salaried employees, as well as opportunity for executive physical examinations for Band F and above employees.	• Promote health and financial security

(1)	Fixed compensation

(2)	Variable compensation

Participants in Executive Compensation Decisions

The following table identifies the various individuals and groups who participate in or support decision making for Altria’s executive compensation program and summarizes their primary responsibilities.

Participants	Responsibilities
Compensation Committee

•    Review and approve the overall executive compensation program design and determine the level of compensation awarded to the NEOs

•    Determine ratings for Company performance for purposes of annual and long-term cash incentive awards

•    Review the performance of the Chief Executive Officer

•    Consider whether the design of our executive and non-executive compensation programs, in whole or in part, encourages unnecessary or excessive risk-taking

Aon Hewitt (compensation consultant engaged by Company management)

•    Conduct the Total Compensation Measurement Study survey based on parameters developed by management

•    Provide competitive chief executive officer compensation and benefit information, primarily from public filings, on companies within the Compensation Survey Group

•    Provide background information on companies as reference for evaluating our Compensation Survey Group

•    Provide other executive compensation-related information to management on an as-requested basis

Aon Hewitt does not provide advice or recommendations to the Compensation Committee on the amount or form of Altria’s executive or director compensation.

Chief Executive Officer

•    Provide input on overall executive compensation program design for the Compensation Committee’s consideration

•    Present compensation recommendations to the Compensation Committee for each NEO (other than himself)

•    Present his proposed annual performance goals to the Compensation Committee

Risk Assessment Process

Annually, a cross-functional team of executives in the Human Resources & Compliance, Legal and Audit departments reviews Altria’s compensation programs (executive and non-executive) to identify features that could encourage excessive risk-taking by program participants and to assess the potential of such risks to have a material adverse effect on Altria. Again for 2011, management requested that the external compensation consultant, Aon Hewitt, review this risk assessment process – specifically the features identified as potentially encouraging excessive risk-taking, features that mitigate risk and management’s assessment of those features – to confirm consistency with prevailing best practices.

After reviewing the outcome of management’s assessment, the Compensation Committee believes that neither the compensation program’s design nor the discrete elements of executive compensation encourage senior management, including the named executive officers, to take unnecessary or excessive risks. The following risk-mitigating features of the executive compensation program, while not intended to be exhaustive, contribute to the Compensation Committee’s conclusion:

•	an appropriate mix of fixed versus at-risk variable compensation, annual versus long-term compensation and cash versus equity compensation;

•

objective performance factors reviewed for annual and long-term cash incentive awards, coupled with the Compensation Committee’s discretion to approve awards at lower than target or provide no awards at all;

•	stock ownership guidelines that remain in place throughout an executive’s career;

•

a policy providing for the adjustment or recovery of executive compensation in certain situations, including, but not limited to, when payments or awards are based on incorrect financial statements; and

•	individual performance assessments that emphasize compliance and behavior consistent with the Company’s Mission, goals and values.

Expanding beyond the executive compensation program, the Company believes that risks arising from our compensation policies and practices for our employees and the employees of our subsidiaries are not likely to have a material adverse effect on the Company.

Benchmarking

Compensation Strategy

Our executive compensation program is designed to deliver total compensation upon attainment of performance targets at levels between the 50th and the 75th percentiles of compensation paid to executives in the Compensation Survey Group, defined below. This approach has been critical to pursuing our Mission and goals through the attraction and retention of world-class leaders and has contributed to low voluntary executive turnover across all of our businesses. Actual awards can exceed the 75th percentile or be below the 50th percentile depending on business and individual performance in relation to performance targets.

Compensation Survey Group and Altria Peer Group

We annually compare our executive compensation program with the programs of the companies in the Compensation Survey Group. The purpose of this annual review is to assure that our executive compensation program supports our ability to attract and retain executive talent. When determining the companies to include in the Compensation Survey Group, the Compensation Committee focuses on companies that compete with us for talent and meet the following criteria:

•	are direct competitors; or

•	have similar market capitalization; or

•	are primarily focused on consumer products (excluding high technology and financial services); and

•	have business generally focused within the United States.

The Altria Peer Group is a subset of the Compensation Survey Group that we use, along with major external indices (e.g., S&P 500), to assess financial performance for purposes of determining payments of variable compensation. The 2011 Altria Peer Group consists of 13 U.S.-headquartered consumer product companies that compete with our tobacco operating subsidiaries or otherwise provide useful financial performance comparisons on the basis of revenue or market capitalization.

Based on these criteria, the Compensation Committee included the following companies in the 2011 Compensation Survey Group (the “2011 Compensation Survey Group”) and Altria Peer Group (the “2011 Altria Peer Group”).

Companies	Compensation Survey Group	Altria Peer Group
3M Company	✓
Abbott Laboratories	✓
Bristol-Myers Squibb Company	✓
Campbell Soup Company	✓	✓
Colgate-Palmolive Company	✓	✓
ConAgra Foods, Inc.	✓	✓
Eli Lilly and Company	✓
Fortune Brands, Inc.(1)	✓	✓
General Mills, Inc.	✓	✓
The Hershey Company	✓	✓
Kellogg Company	✓	✓
Kimberly-Clark Corporation	✓	✓
Kraft Foods Inc.	✓	✓
Lorillard, Inc.	✓	✓
McDonald’s Corporation	✓
Merck & Co., Inc.	✓
PepsiCo, Inc.	✓	✓
Philip Morris International Inc. (2)	✓
Reynolds American Inc.	✓	✓
Sara Lee Corporation	✓	✓

(1)	On October 3, 2011, Fortune Brands, Inc. (FO) spun off Fortune Brands Home & Security, Inc. (FBHS) to its shareholders and then changed its name from Fortune Brands, Inc. to Beam Inc. (BEAM).

(2)	As described in our Proxy Statement filed with the SEC on April 9, 2010, although Philip Morris International Inc. (“PMI”) does not meet all of the criteria set forth above, we compete with PMI for executive talent.

In late 2011, the Compensation Committee removed Fortune Brands, Inc. and Sara Lee Corporation from both the Compensation Survey Group and the Altria Peer Group for 2012 due to their announced corporate restructurings, resulting in neither of those companies meeting the criteria set forth above. Upon the Compensation Committee’s request, the Company conducted an extensive study of potential replacements, and the Compensation Committee concluded that H.J. Heinz Company and The Coca-Cola Company best met the criteria outlined above. As a result, the Compensation Committee added these two companies to both the Compensation Survey Group and the Altria Peer Group for 2012 compensation decisions.

2011 Elements of Executive Compensation Program

The Compensation Committee considers various factors in approving the amount of each element of compensation. One common factor influencing elements such as base salary increases, annual incentive awards and long-term incentive awards is individual performance in the previous year or other measuring period. Variable elements of compensation are payable only after the relevant performance period – whether short or long-term – has ended and the Compensation Committee has assessed actual executive performance relative to stated goals. Each executive, including our named executive officers, is rated on a five-point scale. During 2011, we modified our performance assessment process by changing the rating descriptors and definitions, while adjusting the rating distribution guidelines. These new guidelines incorporate greater flexibility and equip evaluators to assess and recognize employee performance and infrastructure contributions more effectively in the context of Altria’s organizational structure, business objectives and regulatory environment. Under these guidelines, approximately 0-20% of the overall employee population may receive a rating of “Extraordinary,” 30-50% may receive a rating of “Outstanding,” and 30-50% may receive a rating of “Valued” or lower. (In appropriate circumstances, an employee may receive a rating of “More Expected” or “Unsatisfactory Performance.”) Additionally, a maximum of 60% of the overall employee population can receive one of the top two ratings of “Extraordinary” or “Outstanding.” From a rewards perspective, the new performance rating guidelines maintain differentiation between performance levels, but slightly reduce the differentiation between the top two ratings.

Base Salary

Base salary is the principal fixed annual element of executive compensation and is intended to provide financial stability to our executives. The Compensation Committee considers a number of factors when reviewing and setting base salaries for named executive officers, including each executive’s individual performance rating, level of responsibility, experience, the relationship between base salaries paid to other Company executives and the position of the executive’s base salary within the applicable base salary range. In addition, as appropriate, the Compensation Committee compares the base salaries paid to our executive officers to the base salaries paid to executive officers holding comparable positions at other companies in the Compensation Survey Group. Rather than assigning a numerical weight to each factor, the Compensation Committee analyzes all factors in the aggregate in reaching base salary determinations for our named executive officers.

Base salaries are relevant in establishing annual and long-term incentive award payouts and factor into retirement, group life insurance and certain other benefits available to all salaried employees. Base salaries typically are reviewed on an annual basis and increases generally are effective March 1. Historically, the Chairman and Chief Executive Officer’s salary has been adjusted every other year.

The 2011 base salary range for each of the Company’s named executive officers was as follows:

	2011 Base Salary Range
Salary Band	Minimum	Maximum
A	$910,000	$2,090,000
B	480,000	1,100,000

In 2011, Michael E. Szymanczyk, Chairman of the Board and Chief Executive Officer, was in salary band A. The other named executive officers – Howard A. Willard, David R. Beran, Martin J. Barrington and Denise F. Keane – were in salary band B.

Annual Incentives

The Annual Incentive Award program is a cash-based, pay-for-performance plan for management employees, including our named executive officers. Each participant has an annual award target, which is based on salary band and expressed as a percentage of base salary. The award target is established based on our benchmarking process and is paid only after both business and individual results are assessed against targeted levels of performance. The 2011 Annual Incentive Award target percentages and target award ranges for executives in salary bands A and B were as follows:

2011 Annual Incentive Award Target Percentages and Target Award Ranges (1)

Salary Band	Award Target %	Target Award Ranges Associated with Individual Performance Rating
		Valued	Outstanding	Extraordinary
A	150%	128% –158%	158% – 195%	195% – 263%
B	90%	77% – 95%	95% – 113%	113% – 140%

(1)	The award target and annual incentive target award ranges are stated as a percentage of base salary and assume that business results are at planned levels of performance reflected by an assigned performance rating of 100. These are target ranges only. There is no guarantee that an individual will receive an award. Actual awards paid vary based on an assessment of actual business performance and individual performance in the previous year.

Taking into account the financial and strategic performance of Altria in 2011, the Compensation Committee assigned an Annual Incentive Award rating of 105 to Altria and used the 105 rating to determine the following 2011 award planning ranges for salary bands A and B:

2011 Annual Incentive Award Actual Ranges  (1)

Award Ranges Associated with Individual Performance Rating
Salary Band	Valued	Outstanding	Extraordinary
A	134% – 166%	166% – 205%	205% – 276%
B	81% – 100%	100% – 119%	119% – 147%

(1)	Annual Incentive Award actual ranges are stated as a percentage of base salary and reflect the 105 Annual Incentive Award rating approved by the Compensation Committee. Actual awards are based on business and individual performance, additional criteria and the Compensation Committee’s discretion. There is no guarantee that an individual will receive an award.

In December of each year, the Compensation Committee reviews the financial and strategic performance of Altria, as well as the performance of each of our tobacco and wine businesses for that year. The primary financial metrics for Altria are adjusted diluted EPS growth, weighted at 75%, and adjusted discretionary cash flow, weighted at 25%.

To be assured of a payout based on each of these financial metrics, the Compensation Committee generally expects growth in adjusted diluted EPS (and, at the operating company level, adjusted operating companies income (“OCI”)) and the attainment of certain minimum adjusted discretionary cash flow performance levels. The Compensation Committee also considers TSR in its evaluation of overall performance.

In addition to their assessment of financial metrics, the Compensation Committee evaluates the performance of Altria and each business against key strategic measures and any significant events during the year. Based on its overall review, the Compensation Committee assigns Annual Incentive

Award ratings that are used to determine the size of the incentive award pool. Businesses that perform at planned levels of performance receive a rating of 100. Depending on performance, Annual Incentive Award ratings can range from 0 to 130.

Altria’s Annual Incentive Award rating of 105, based on the 2011 financial and strategic performance described below, impacted the 2011 awards of our NEOs.

Key Performance Factors

Measure	2011 Results
Altria’s Adjusted Diluted EPS (1) and Adjusted Discretionary Cash Flow (1)

•       Altria’s 2011 adjusted diluted EPS increased 7.9% versus 2010 ($0.15) from $1.90 to $2.05, which was within the target range shown in the table below.

•       Altria’s adjusted discretionary cash flow of $4,331 million exceeded the target performance range shown in the table below.

Key Measure	Target Range (millions, except per share data)	Actual Results
Adjusted Diluted EPS Growth	$0.11 – $0.17	$0.15
Adjusted Discretionary Cash Flow	$3,893 – $4,303	$4,331

Altria’s TSR	Altria’s 2011 TSR was 26.9%, which exceeded both the S&P 500’s return of 2.1%, as well as the 2011 Altria Peer Group’s total return of 16.4%. Altria is one of only three companies whose TSR has exceeded the S&P 500’s return in each of the last 12 years.

Altria’s Cost Savings	Altria completed its 2007 – 2011 cost reduction program, exceeding its $1.5 billion goal versus 2006 base cost. In the fourth quarter of 2011, Altria announced a new initiative to reduce cigarette-related costs.

(1)	Adjusted diluted EPS and adjusted discretionary cash flow are non-GAAP financial measures. See Annex A to this Proxy Statement for information regarding non-GAAP financial measures and reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures.

Other Strategic Results

•

Altria’s Government Affairs department played a key role in defeating excise tax increase proposals in 23 states, and as a result, the increase in the weighted average tax was the lowest increase in five years.

•

Altria’s Regulatory Affairs department coordinated Altria’s integrated tobacco-related FDA programs to continue building an FDA culture of compliance and coordinated the development and filing of approximately 450 submissions to the FDA, Center for Disease Control, international regulatory bodies and state fire marshals.

Key Business Highlights

•

The cigarettes segment delivered solid 2011 adjusted OCI(1) growth by focusing on its premium brands and effectively managing costs. The cigarettes segment’s 2011 adjusted OCI grew by 5.2% versus 2010 to $5,851 million. During 2011, Philip Morris USA Inc.’s (“PM USA”) retail share of the cigarette market declined 0.8 share points, primarily due to retail share losses by Marlboro.

•

The smokeless products segment delivered strong financial results during 2011, despite the difficult economic environment and the continued competitive marketplace. The smokeless products segment’s adjusted OCI grew by $64 million to $896 million, a 7.7% increase from 2010. The smokeless products segment achieved shipment volume growth of 1.4%, and retail share of 55.1%, a decrease of 0.1 share point from 2010. Copenhagen and Skoal’s combined reported shipment volume grew by 6.5% and retail share grew by 1.0 share point to 49.0%.

•

The cigars segment’s 2011 adjusted OCI declined 1.2% versus 2010, to $167 million, due to significant competitive activity, including higher levels of imported, low-priced machine-made cigars. The cigars segment’s 2011 second-half financial results were stronger compared to the first half of 2011 as John Middleton Co. (“Middleton”) made significant progress on improving its profitability and margins through new product introductions and brand-building initiatives on Black & Mild. As a result of these initiatives, Black & Mild achieved strong 2011 fourth-quarter and full-year retail share results. The cigars segment’s shipment volume was unchanged from 2010, while its retail share increased 0.4 share points.

•

Ste. Michelle Wine Estates Ltd. (“Ste. Michelle”) delivered strong 2011 full-year financial and volume results as it continued to focus on improving its mix to higher margin, premium products. The wine segment’s adjusted OCI increased 14.5% and reported shipment volume grew 9.6% versus 2010.

•

The financial services segment’s 2011 full-year adjusted OCI decreased $16 million versus 2010 to $141 million. Philip Morris Capital Corp. (“PMCC”) remains focused on managing its portfolio of leased assets in order to maximize financial contributions to Altria. PMCC is not making new investments and expects that its OCI will vary over time as investments mature or are sold.

•

Altria’s two service organizations – Altria Group Distribution Company (“AGDC”) and Altria Client Services Inc. (“ALCS”) – efficiently provided support to the operating companies enabling them to focus on brand management and manufacturing.

Long-Term Incentives

Altria awards long-term incentives to senior executives through a combination of cash-based long-term performance incentive awards and equity awards, primarily restricted stock. The mix of these awards, which varies based on salary band, focuses executives on TSR, long-term operational performance and progress against strategic and societal alignment objectives while remaining sensitive to shareholder dilution concerns. The cash-based long-term incentives are based on the performance of the Company in total as opposed to the performance of each operating company. We pay the long-term incentive awards only after the Compensation Committee has assessed the actual performance rendered by the Company and concluded that the executive has delivered performance that meets the stated performance goals over the entire performance cycle.

(1)	Adjusted OCI is a non-GAAP financial measure. See Annex A to this Proxy Statement for information regarding non-GAAP financial measures and reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures.

2011-2013 Long-Term Cash Incentive Awards

Under the LTIP, we use three-year long-term performance cycles that are end-to-end and do not overlap. This approach is consistent with the strategic planning process employed by our businesses. For each cycle, the Compensation Committee approves long-term strategic performance goals for the Company that can only be measured effectively after completion of the cycle. Awards are payable to executives in cash only after the end of each three-year cycle, based on an assessment of overall corporate and individual performance during the entire award cycle. Each executive has an award target based on his or her salary band, normally expressed as a percentage of cumulative year-end base salaries over the three-year cycle.

Although the Compensation Committee takes the executive’s earnings opportunity under the LTIP into account when setting his or her compensation each year, that opportunity remains at risk until the end of the performance cycle.

The Compensation Committee has considered alternative approaches, such as overlapping three-year cycles (with a new three-year cycle beginning each year), which would result in annual payouts versus payouts every three years following each end-to-end cycle. Although such an approach would result in less fluctuation of annual compensation to executives over time, the Compensation Committee believes that this reporting benefit would be outweighed by the diminished retention value and clarity of long-term performance incentives associated with the current plan design.

The 2011-2013 performance cycle of the LTIP rewards the achievement of key financial and strategic performance measures that are intended to create substantial value for shareholders. The primary financial measures are TSR relative to the then current compensation survey group, Altria peer group and the S&P 500 and adjusted diluted EPS growth. In addition, the Compensation Committee assesses five key strategic objectives that it believes contribute to TSR over the three-year period. Due to their competitively sensitive nature, specific details regarding these strategic objectives are defined for the executives, but not disclosed publicly before the end of the cycle. We will disclose relevant performance metrics for the 2011-2013 performance cycle after the associated compensation decisions for the then current named executive officers have been made. The financial metrics and strategic metrics each comprise 50% of the overall rating for the LTIP.

The LTIP award target percentages and target award ranges for executives in salary bands A and B for the 2011-2013 performance cycle are as follows:

Long-Term Incentive Plan Award Target Percentages and Target Award Ranges (1)

Salary Band	Award Target %	Target Award Ranges Associated with Individual Assessment
		Below	Achieves	Above
A	250%	0% – 225%	225% – 275%	275% +
B	200%	0% – 180%	180% – 220%	220% +

(1)	The target award percentages and ranges are stated as a percentage of cumulative year-end base salaries over the three-year performance cycle and assume that business results are at planned levels of performance reflected by an assigned performance rating of 100. Different ranges apply at other business performance ratings. These are target ranges only. There is no guarantee that an individual will receive an award. While an individual award can be adjusted up or down relative to the individual’s target, for the most recent (2011) payout (for the 2008-2010 performance cycle), no one received an award above the “Achieves” level.

After the conclusion of each LTIP cycle, the Compensation Committee assesses the Company’s performance on each of the key measures and determines an LTIP rating for the entire three-year period. The LTIP rating is used to determine final LTIP funding and can range from 0 to 130.

Equity Awards

Equity awards are intended to enhance executive retention, focus executives on increasing long-term shareholder value and promote executive stock ownership. The Company has awarded shares of restricted or deferred stock rather than stock options since 2003 because they:

•	establish a relationship between our cost and the value ultimately delivered to executives that is more direct and more visible than stock options; and

•

require the use of substantially fewer shares than stock options to deliver equivalent value, resulting in an annual Company run rate (number of stock options and restricted and deferred shares granted in the calendar year as a percentage of all shares outstanding) in 2011 of 0.1% and a total 2011 year-end overhang (number of unexercised stock options and unvested deferred stock as a percentage of all shares outstanding) of 0.01%.

Equity awards generally vest three or more years after the date of the award, subject to earlier vesting on death, disability or normal retirement (defined as retirement at age 65). The multi-year vesting period provides us with a means of both retaining and motivating executives and promoting long-term performance aspirations. Recipients receive cash dividends or dividend equivalents on unvested shares of restricted or deferred stock in order to more fully align the interests of executives with those of our shareholders.

The Compensation Committee reviews and approves equity award recommendations annually at its January meeting. The awards are granted on the date of approval. The value of shares awarded is based on an evaluation of each executive’s performance and potential to advance within the organization. The number of shares awarded is based on the fair market value of our stock on the date of grant.

For awards granted in January 2011, the equity award ranges for our named executive officers in salary band B were as follows:

2011 Equity Award Ranges

Individual Performance(1)
Salary Band	Good	Exceeds	Spectacular
B	$765,000 – $1,275,000	$1,275,000 –$1,593,750	$1,593,750 –$1,912,500

(1)	2011 stock awards were granted prior to the change in performance rating labels referenced above.

The Compensation Committee historically has exercised discretion in making equity awards for the Chairman and Chief Executive Officer (salary band A) based on a cumulative equity award strategy and its assessment of competitive data. With respect to Mr. Szymanczyk, in January 2011, the Compensation Committee reviewed an analysis of various equity award scenarios, including past practices of those companies within the 2011 Compensation Survey Group, in order to establish both an appropriate range of awards as well as an appropriate cumulative equity award size over his expected period of service as Chairman and Chief Executive Officer. The Compensation Committee also took into account Mr. Szymanczyk’s individual performance.

Perquisites

The perquisites that the Company provides to its named executive officers are modest, representing less than 3% of salary band A compensation and less than 1% of salary band B compensation in 2011. The perquisites received by our named executive officers in 2011 are set forth in the “All Other Compensation” section of the Summary Compensation table on page 57. In addition to these perquisites, our named executive officers received the same benefits that were available to our salaried employees generally. For reasons of security and personal safety, Mr. Szymanczyk is required to use Company aircraft for all air travel. Pursuant to a time-sharing agreement that took effect in 2009, Mr. Szymanczyk reimburses the Company for annual personal aircraft usage in excess of $300,000. Mr. Szymanczyk does not make personal use of a Company driver or automobile. The Compensation Committee considers the value of Mr. Szymanczyk’s personal aircraft usage in determining his total annual compensation.

Post-Termination Benefits and Change in Control Payments

The Company provides post-termination benefits to the named executive officers including retirement benefits and termination payments, as well as payments upon a change in control.

Retirement Benefits

The named executive officers participate in certain qualified and non-qualified retirement plans, which the Company believes promote executive retention and provide the opportunity for financial security in retirement. These retirement benefits are discussed in more detail in the narrative following the Pension Benefits table (pages 64 to 66) and the Non-Qualified Deferred Compensation table (page 67).

Change in Control Payments

Our 2005 and 2010 Performance Incentive Plans provide for the vesting and acceleration of certain elements of compensation immediately upon a change in control regardless of whether the executive remains employed by the Company. This structure will best ensure that executives can focus on delivering shareholder value during a period of uncertainty. It further provides executives with the same opportunities as shareholders of the Company, who are free to sell their equity at the time of the change of control and to realize the value created at the time of the transaction, while ensuring that continuing executives are treated the same as terminated executives. The details of these provisions are discussed in the “Payments Upon Change in Control or Termination of Employment” section (pages 67 to 69).

Termination Payments

The Severance Pay Plan for Salaried Employees is intended to provide an opportunity for financial protection against the unexpected event of an involuntary termination of employment. The details of this plan also are discussed in the “Payments Upon Change in Control or Termination of Employment” section.

The Agreements, which the Company entered into in connection with Mr. Szymanczyk’s retirement, are discussed below under “CEO Transition.”

2011 Executive Compensation Decisions

In addition to assessing actual Company and individual performance against stated goals during the relevant performance periods, the Compensation Committee looks at comprehensive contextual information when making executive compensation decisions, including, but not limited to, industry market data, relevant historical context of compensation decisions and potential wealth accumulation. The Compensation Committee reviewed tally sheets for each of the NEOs that included many of these data points. Specifically, the tally sheets reviewed by the Compensation Committee included each NEO’s total cash compensation, total long-term compensation, total defined benefit / defined contribution payments and perquisites related to each of the last three years. The Compensation Committee used the tally sheets as qualitative reference information prior to making executive compensation decisions. They did not apply a quantitative formula to the information on these tally sheets.

The assessment of the individual performance of each of our named executive officers in 2011 is discussed below. Based on this assessment and the plan designs described in “2011 Elements of Executive Compensation Program,” the Compensation Committee approved the compensation paid or awarded to our named executive officers included in the compensation tables. In the case of each executive, individual awards were within the award ranges specified for each element of compensation discussed above.

Michael E. Szymanczyk.    Mr. Szymanczyk served as Chairman of the Board and Chief Executive Officer of the Company. His four years of service in this role have coincided with significant economic, regulatory and competitive challenges. In spite of such challenges, he again led the Company to achieve its financial and cost savings goals during 2011. In 2011’s performance period for fixed and variable compensation, Altria achieved TSR growth of 26.9% and adjusted diluted EPS growth of 7.9%. Under his leadership in 2011, Altria also exceeded its $1.5 billion cost savings goal (off a 2006 cost base) from SG&A and manufacturing optimization cost reduction initiatives across the Altria family of companies, and recently announced a new initiative expected to generate $400 million in annualized savings against previously planned spending by the end of 2013.

Also during 2011, Mr. Szymanczyk championed the Company’s engagement strategy with the FDA and oversaw our tobacco operating and service companies’ compliance with current requirements of the Family Smoking Prevention and Tobacco Control Act.

Finally, during 2011, Mr. Szymanczyk maintained his and the Board’s focus on developing future leadership capability for the Company, to include developing a highly capable successor for the Chief Executive Officer position.

Howard A. Willard.    Mr. Willard served as Executive Vice President and Chief Financial Officer of the Company. His responsibilities included oversight of the Finance department and PMCC. His significant contributions included effective management of the balance sheet to accomplish debt refinancing that reduced the Company’s financing charges and allowed $1.3 billion in stock buybacks. Mr. Willard also played a significant role in guiding the completion of the Company’s 2007–2011 $1.5 billion cost reduction program and establishing the new $400 million program mentioned above.

David R. Beran.    Mr. Beran served as Vice Chairman of the Company. His responsibilities included oversight of PM USA, U.S. Smokeless Tobacco Co. LLC, Middleton, Ste. Michelle, AGDC, Information Systems, Procurement, and Marketing. His significant contributions included leading the operating companies through the difficult economic environment to deliver excellent results for shareholders. The operating companies contributed to Altria’s adjusted diluted EPS growth, reduced costs and continued to grow organizational quality. AGDC completed its integration of acquired businesses and implemented new information systems throughout the organization that are designed to improve productivity and customer service.

Martin J. Barrington.    Mr. Barrington served as Vice Chairman of the Company. His responsibilities included oversight of Human Resources & Compliance, External Affairs, Regulatory Affairs, Technology and Regulatory and Health Sciences. His significant contributions included guiding the continued expansion of the Regulatory Affairs department to keep pace with the development of FDA regulations, engaging with FDA on important issues for FDA determination and providing strategic oversight for the Company’s government affairs efforts on excise taxes and other issues. He also oversaw the development of successful new product initiatives like Copenhagen Wintergreen Pouches and Skoal X-tra, and the establishment of a development and manufacturing agreement with Okono A/S, an affiliate of Fertin Pharma A/S.

Denise F. Keane.    Ms. Keane served as Executive Vice President and General Counsel of the Company. Her responsibilities included management of all the diverse litigation challenges faced by Altria and its operating companies, including significant tobacco and health litigation at the state and federal levels. Additionally, Ms. Keane continued to lead the Company’s effort to effectively and efficiently expand its legal infrastructure to accommodate litigation and regulatory requirements. She has also demonstrated continued success in managing the Company’s brand integrity initiatives in order to deter counterfeit and contraband activities affecting the Company’s brands.

The Compensation Committee increased the base salaries of the named executive officers based on the criteria noted in the “Base Salary” section above as follows:

2011 Base Salary Increases (1)

Named Executive Officer	2010 Salary	2011 Salary	Increase %		Effective Date
Michael E. Szymanczyk	$1,300,000	$1,350,000	3.8%		3/1/2011
Howard A. Willard	$520,000	$600,000	15.4	% (2)	1/1/2011
David R. Beran	$810,300	$835,000	3.0%		3/1/2011
Martin J. Barrington	$747,700	$795,000	6.3%		3/1/2011
Denise F. Keane	$737,100	$790,000	7.2%		3/1/2011

(1)	Effective March 1, 2012, each of the following named executive officers received a merit increase resulting in base salaries as follows: Mr. Willard, $625,200; Mr. Beran, $870,100; Mr. Barrington, $840,300; and Ms. Keane, $835,000. In light of Mr. Szymanczyk’s planned retirement, he did not receive a 2012 increase to his base salary.

(2)	This increase was comprised of a merit and promotional increase effective January 1, 2011.

Stock Ownership Guidelines and Restriction on Hedging

We have established stock ownership guidelines under which an executive is expected to hold common stock until his or her termination of employment in an amount equal to a multiple of base salary as determined by his or her position. These guidelines are expressed as a number of shares and a dollar value. Ownership requirements can be satisfied by meeting the lesser of the required number of shares or dollar value. The guidelines are based on the applicable multiple of the salary in effect as of the beginning of the year in which the executive became subject to the guidelines and are set at 12 times base salary for salary band A and six times base salary for salary band B. The required number of shares is calculated by multiplying the applicable multiple by the base salary and then dividing by the current stock price. The required dollar value is based on the current value of stock owned. For the purpose of these guidelines, stock ownership includes shares over which the executive has direct or indirect ownership or control, including restricted and deferred stock. Executives are expected to meet their ownership guidelines within five years of becoming subject to the guidelines (or three years from the promotion date in the case of a promotion of an executive in band F or above). As of December 31, 2011, all of our named executive officers had satisfied their stock ownership requirements in advance of the designated deadline.

Our named executive officers are not permitted to engage in hedging activities with respect to our stock.

Tax and Accounting Considerations

In addition to our executive compensation objectives and design principles, we also consider tax and accounting treatment when designing and administering our program. An important tax consideration is Section 162(m) of the Internal Revenue Code, which limits our ability to deduct compensation paid to covered officers for tax purposes to $1.0 million annually. Covered officers include the principal executive officer and the Company’s next three highest paid executive officers, other than the Company’s principal financial officer. However, this limitation does not apply to performance-based compensation, provided certain conditions are satisfied. We have taken appropriate actions, to the extent feasible, to preserve the deductibility of annual and long-term cash incentive awards and equity awards. The restricted stock grants that the Compensation Committee awarded to our covered officers in January 2011 and the 2011 Annual Incentive Awards were subject to, and made in accordance with, performance-based compensation arrangements previously implemented that were intended to qualify as tax-deductible. However, notwithstanding this general policy, the Compensation Committee has authorized, and continues to retain the discretion to authorize, other payments that may not be deductible if it believes that they are in the best interests of our shareholders. Such determinations include, for example, payment of a base salary to an officer that exceeds $1.0 million, with the result that a portion of such officer’s base salary exceeds the deductibility limit. Similarly, a covered officer’s compensation may exceed the $1.0 million deductibility limit due to other elements of annual compensation, such as vesting of certain restricted or deferred stock grants, other non-performance-based stock grants, dividends or dividend equivalents paid on certain restricted or deferred stock and perquisites.

Policy Regarding the Adjustment or Recovery of Compensation

We have adopted a policy providing for the adjustment or recovery of compensation in certain circumstances. If the Board or an appropriate committee of the Board determines that, as a result of a restatement of our financial statements, an executive has received more compensation than would have been paid absent the incorrect financial statements, the Board or its committee, in its discretion, will take such action as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, in appropriate cases, requiring partial or full reimbursement of any bonus or other incentive compensation paid to the executive, causing the partial or full cancellation of restricted stock or deferred stock awards and outstanding stock options, adjusting the future compensation of such executive and dismissing or taking legal action against the executive, in each case as the Board or its committee determines to be in the best interests of the Company and our shareholders. Our restricted and deferred stock award agreements include similar provisions.

Say on Pay / Say on Frequency

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides shareholders with an advisory (non-binding) vote (“Say on Pay”) on the compensation of the Company’s named executive officers, as such compensation is disclosed in the Proxy Statement. At the 2011 Annual Meeting of Shareholders of Altria Group, Inc. held on May 19, 2011, more than 93% of the shares cast approved, on an advisory basis, the compensation of the Company’s named executive officers. Upon consideration of, and as a result of the strong support shown by, the vote results, the Compensation Committee decided that no change to the executive compensation programs at Altria was necessary as a result of that vote.

In addition, at the 2011 Annual Meeting of Shareholders, 69.93% of the shares cast approved, on an advisory basis, of holding an annual advisory vote on the compensation of the Company’s named executive officers. The Board and the Compensation Committee will hold such a “Say on Pay” vote annually, unless and until such time as circumstances may suggest that a different frequency is in shareholders’ best interests. The Dodd-Frank Act requires that this “Say on Frequency” vote be held at least once every six years.

Compensation and Benefits Program Changes for 2012

Altria has announced several changes to the overall employee benefit structure in order to balance the objectives of providing a package of benefits in the top tier of the market at a reasonable cost with further aligning our benefits programs with the interests of our shareholders.

Employees retiring on or after April 1, 2012, will no longer be eligible for Survivor Income Benefits and will receive reduced life insurance benefits as retirees.

As announced in February 2012, all salaried employees who participate in Altria’s defined benefit pension plan, including our named executive officers, will be subject to a reduction in the Company’s annual profit sharing contribution to their Deferred Profit Sharing Plan accounts, beginning with contributions made in February 2013. The maximum amount that can be contributed to the individual accounts of such employees by the Company will be reduced from 15% of eligible earnings to 12% of eligible earnings and will continue to be linked to the Company’s performance. This change was made after a comprehensive review of benefit levels, in a desire to further align employee rewards with shareholder goals of performance growth.

In addition, as referenced previously in this Compensation Discussion and Analysis, we changed our performance management process during 2011 to utilize new rating labels, while decreasing the level of awards associated with the highest rating and thereby decreasing the differentiation of pay between the two highest ratings, enabling the organization to more effectively recognize and reward consistently superior performance.

CEO Transition

Michael E. Szymanczyk intends to retire as Chairman and Chief Executive Officer effective upon the conclusion of the Annual Meeting of Shareholders on May 17, 2012. Following is a summary of the payments and benefits related to Mr. Szymanczyk’s retirement and the Agreements described on page 37:

•	Mr. Szymanczyk was not awarded a 2012 stock grant or a 2012 base salary increase.

•	Mr. Szymanczyk will not receive any cash compensation for his services as a consultant through January 31, 2014. Instead, with respect to his three outstanding stock grants upon retirement:

•	The following previously awarded grants will continue to vest through the applicable vesting dates:

Grant	Number of Shares	Market Value of Shares (1)	Vest Date
4/23/2008 Restricted Stock Grant	200,000 shares	$5,930,000	4/23/2013
1/26/2010 Restricted Stock Grant	250,000 shares	$7,412,500	2/7/2013

•

The Company will provide a lump sum cash payment in an amount equal to the full value (calculated based on the average closing price for the twenty trading days immediately preceding May 31, 2012) of the following grant that Mr. Szymanczyk will forfeit following his retirement. That grant otherwise would have vested on February 11, 2014, or upon Mr. Szymanczyk’s normal retirement at age 65 in January 2014.

Grant	Number of Shares	Market Value of Shares (1)
1/25/2011 Deferred Stock Grant	210,000 shares	$6,226,500

(1)	Based on the closing market price of Altria’s common stock on December 31, 2011 of $29.65.

•	Mr. Szymanczyk will be eligible to receive pro-rated payments in accordance with the terms of these programs, which are described on pages 45 and 48:

Payment	Award Target (1)	Pro-ration	Estimated Target Amount (2)	Date Paid
2012 Annual Incentive Award program	150%	5 of 12 months	$843,750	Feb. 2013
2011-2013 Long-Term Incentive Plan	250%	17 of 36 months	$4,781,250	Feb. 2014

(1)	These targets are consistent with Mr. Szymanczyk’s targets prior to retirement.

(2)	Target amount will be adjusted for actual business performance at the end of the plan period. There is no guarantee of any payment under either program.

•	All perquisites used by Mr. Szymanczyk, such as Company-paid home security and personal use of the Company aircraft, will cease as of June 1, 2012.

Mr. Szymanczyk is also entitled to payments, contributions and benefits under the normal terms and conditions of the Company’s benefit plans and compensation arrangements. However, Mr. Szymanczyk is not eligible to make further contributions to, or receive contributions, credits or accruals under, the Company’s retirement plans with respect to periods after May 31, 2012. In January 2008, the Compensation Committee limited the present value of Mr. Szymanczyk’s accrued pension benefit (tax qualified and supplemental) to no more than $30 million. Mr. Szymanczyk’s accrued pension benefit otherwise would have exceeded that amount. Specific values for Mr. Szymanczyk’s pension benefits are noted in the appropriate sections and tables of this Compensation Discussion and Analysis.

The compensation of Mr. Barrington in connection with his appointment as Chairman and Chief Executive Officer of the Company effective upon the conclusion of the 2012 Annual Meeting has not yet been determined by the Compensation Committee. He will receive no additional compensation for services as a director.

In connection with his appointment as President and Chief Operating Officer of the Company effective upon the conclusion of the 2012 Annual Meeting, Mr. Beran’s annual base salary will continue to be $870,100. Also in connection with his appointment, Mr. Beran received a special grant of 100,000 shares of restricted stock on January 25, 2012, which will vest three years from the grant date. Mr. Beran will also be permitted personal use of Company aircraft subject to an annual allowance of up to $100,000. Mr. Beran will remain a salary band B employee and his annual incentive, LTIP and annual equity award targets remain unchanged from his previous targets as follows: Mr. Beran’s annual incentive award target for 2012 will be 90% of base salary and his LTIP award target will be 200% of the sum of each year-end base salary for the three years of the performance cycle; his annual equity award target will be $1,275,000.

Other Important Information

The Summary Compensation Table and accompanying notes provide information on 2011 base salaries and the amounts of the 2011 awards, as well as other elements of the NEOs’ compensation.

Last year’s Summary Compensation Table and CD&A also detailed lump-sum payments earned by each NEO under the Long-Term Incentive Plan (“LTIP”). This year’s Summary Compensation Table and associated footnotes will not list any such award amounts for 2011 because the LTIP program is an end-to-end three-year performance cycle and 2011 was the first year of a new three-year performance period.

Summary Compensation Table

The following table sets forth information concerning the cash and non-cash compensation of our named executive officers for 2011, 2010 and 2009.

Name and Principal Position	Year	Salary	Stock Awards Grant Value (1)	Non-Equity Incentive Plans		Change in Pension Value		All Other Compensation (4)	Total (2)
				Annual Incentive Plan	Long-Term Incentive Plan (2)
		$	$	$	$	$		$	$
Michael E. Szymanczyk,	2011	1,341,667	5,108,250	3,250,000	—	1,638,583	(3)	503,804	11,842,304
Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	2010	1,300,000	4,975,000	3,250,000	10,752,500	3,273,309		495,910	24,046,719
	2009	1,283,333	4,212,500	3,000,000	—	3,452,126		496,203	12,444,162

Howard A. Willard,	2011	600,000	1,000,001	700,000	—	493,335		119,239	2,912,575
Executive Vice President and Chief Financial Officer, Altria Group, Inc.	2010	—	—	—	—	—		—	—
	2009	—	—	—	—	—		—	—

David R. Beran,	2011	830,883	1,800,050	1,225,000	—	219,102		141,620	4,216,655
Vice Chairman, Altria Group, Inc.	2010	802,650	1,750,006	1,225,000	5,153,800	771,855		145,404	9,848,715
	2009	759,500	4,200,351	1,200,000	—	1,386,156		138,619	7,684,626

Martin J. Barrington,	2011	787,117	1,650,208	1,100,000	—	925,088		150,208	4,612,621
Vice Chairman, Altria Group, Inc.	2010	740,650	1,600,159	1,025,000	4,749,100	926,617		136,887	9,178,413
	2009	700,333	3,500,186	1,000,000	—	747,032		129,639	6,077,190

Denise F. Keane,	2011	781,183	1,650,208	1,050,000	—	656,454		147,926	4,285,771
Executive Vice President and General Counsel, Altria Group, Inc.	2010	731,817	1,550,011	1,000,000	4,724,700	929,756		140,022	9,076,306
	2009	700,333	3,000,228	900,000	—	768,586		136,350	5,505,497

(1)	The amount in the Stock Awards Grant Value column is the grant date fair value of stock awards determined pursuant to Financial Accounting Standards Board (“FASB”) Topic 718. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 2 to the Company’s consolidated financial statements in the Company’s 2011 Annual Report. For a discussion of the treatment of Mr. Szymanczyk’s 2010 and 2011 awards, see “CEO Transition” above.

(2)	The 2008-2010 LTIP cycle concluded on December 31, 2010. The LTIP uses three-year performance cycles that are end-to-end and do not overlap. Awards are payable to executives in cash only after the end of the three-year cycle, based on an assessment of overall corporate and individual performance during the entire award cycle. Consequently, awards reflect a cumulative lump sum payment for performance over the entire three-year performance period, which is why LTIP awards are not identified for 2011 and 2009. The table below shows the effect of the 2008-2010 LTIP awards allocated over the three-year performance cycle instead of the awards paid as a lump-sum at the end of the performance cycle. Allocations are based on year-end salaries, percentage targets for each salary band and the respective time in each salary band.

Year	Michael E. Szymanczyk	David R. Beran	Martin J. Barrington	Denise F. Keane
2010	3,737,500	1,863,700	1,719,700	1,695,300
2009	3,737,500	1,758,100	1,622,400	1,622,400
2008	3,277,500	1,532,000	1,407,000	1,407,000

The next LTIP award payment is not scheduled to occur until early 2014 for the 2011-2013 cycle.

(3)

Mr. Szymanczyk’s change in pension value reflects that his benefit was limited by the overall $30 million limit on his pension benefits, as discussed below under “Pension Benefits.” If the limit did not apply, the change in pension value amount would have been $2,922,437. The limit is applied in the table using the same assumptions as described in footnote 2 of the Pension Benefits table; however, when Mr. Szymanczyk receives payments under the plan, the actual application of the limit and the amounts actually paid to Mr. Szymanczyk will be based on the assumptions normally applied under the plan.

(4)	Details of All Other Compensation for each of the named executive officers appear in the All Other Compensation table shown below.

All Other Compensation

Named Executive Officer	Year	Allocation to Defined Contribution Plans (a)	Personal Use of Company Aircraft (b)	Car Expenses (c)	Financial Counseling Services (d)	Security (e)	Executive Physicals (f)	Total
		$	$	$	$	$	$	$
Michael E. Szymanczyk	2011	201,250	300,000	—	—	2,554	—	503,804
	2010	195,000	300,000	—	—	910	—	495,910
	2009	192,500	300,000	—	—	3,703	—	496,203
Howard A. Willard	2011	90,000	—	15,939	10,000	—	3,300	119,239
	2010	—	—	—	—	—	—	—
	2009	—	—	—	—	—	—	—
David R. Beran	2011	124,632	—	13,688	—	—	3,300	141,620
	2010	120,398	—	18,538	3,168	—	3,300	145,404
	2009	113,925	—	18,394	3,000	—	3,300	138,619
Martin J. Barrington	2011	118,068	—	18,840	10,000	—	3,300	150,208
	2010	111,098	—	12,489	10,000	—	3,300	136,887
	2009	105,050	—	14,589	10,000	—	—	129,639
Denise F. Keane	2011	117,177	—	17,449	10,000	—	3,300	147,926
	2010	109,773	—	16,949	10,000	—	3,300	140,022
	2009	105,050	—	18,000	10,000	—	3,300	136,350

(a)	The amounts shown are for Company allocations to tax-qualified and non-qualified supplemental defined contribution plans.

(b)	For reasons of security and safety, Mr. Szymanczyk is required to use Company aircraft for all air travel. As such, Mr. Szymanczyk is provided an annual allowance of $300,000 for personal aircraft usage, which the Compensation Committee considers in determining his total annual compensation. The amounts shown are the incremental cost of personal use of Company aircraft and include the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contract costs, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per hour flown and other smaller variable costs. Fixed costs that would be incurred in any event to operate Company aircraft (e.g., aircraft purchase costs, depreciation, maintenance not related to personal trips and flight crew salaries) are not included. Mr. Szymanczyk is responsible for his own taxes on the imputed taxable income resulting from personal use of the Company aircraft.

(c)	Mr. Szymanczyk does not make personal use of a Company driver or automobile. For Messrs. Willard, Beran and Barrington and Ms. Keane, amounts include the annual cost of providing a leased vehicle and operating expenses, including insurance, maintenance and repairs. Executives are responsible for their own taxes on the imputed taxable income resulting from personal use of Company cars and car expenses.

(d)	Mr. Szymanczyk does not utilize the financial counseling perquisite and Mr. Beran did not utilize this perquisite in 2011.

(e)	The Company provides a home security system for Mr. Szymanczyk. The other NEOs do not receive this perquisite.

(f)	The opportunity for a physical examination is offered to all salaried employees under the Company’s medical plan at 100% coverage without a deductible. For Band F and above employees, the Company offers the opportunity to receive a Company-paid annual executive physical examination. Each NEO, except for Mr. Szymanczyk, took advantage of that opportunity.

Grants of Plan-Based Awards during 2011

Name and Principal Position	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Non-Equity Long-Term Incentive Plan (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	Grant Date Fair Value of Stock Awards (3) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Michael E. Szymanczyk,	2011	—	2,025,000	10,000,000
Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	2011-2013 1/25/2011				—	10,125,000	24,000,000	210,000	5,108,250

Howard A. Willard,	2011	—	540,000	10,000,000
Executive Vice President and Chief Financial Officer, Altria Group, Inc.	2011-2013 1/25/2011				—	3,700,800	24,000,000	41,110	1,000,001

David R. Beran,	2011	—	751,500	10,000,000
Vice Chairman, Altria Group, Inc.	2011-2013 1/25/2011				—	5,150,400	24,000,000	74,000	1,800,050

Martin J. Barrington,	2011	—	715,500	10,000,000
Vice Chairman, Altria Group, Inc.	2011-2013 1/25/2011				—	4,951,200	24,000,000	67,840	1,650,208

Denise F. Keane,	2011	—	711,000	10,000,000
Executive Vice President and General Counsel, Altria Group, Inc.	2011-2013 1/25/2011				—	4,920,000	24,000,000	67,840	1,650,208

(1)	The numbers in these columns represent the range of potential awards. Actual awards paid under the Non-Equity Annual Incentive Plan for 2011 are found in the Annual Incentive Plan column of the Summary Compensation Table.

(2)	The numbers in these columns represent the range of potential awards for the full three-year cycle of the 2011-2013 LTIP to be paid in early 2014. The 2011-2013 LTIP performance cycle commenced on January 1, 2011 and will conclude on December 31, 2013.

(3)	All named executive officers received restricted or deferred stock awards on January 25, 2011. The grant date fair value shown for the awards was determined by using the average of the high and the low trading prices of our stock on the grant date. On January 25, 2011, the average of the high and low trading prices of our stock was $24.325. The closing price of our stock on that date was $24.29. The restricted or deferred stock awards granted on January 25, 2011 are scheduled to vest on February 11, 2014. For a discussion of the treatment of Mr. Szymanczyk’s January 25, 2011 award, see “CEO Transition” above. Dividends on restricted stock and dividend equivalents on deferred stock are paid quarterly throughout the restriction period.

In addition, on January 25, 2012, our named executive officers, except for Mr. Szymanczyk, received restricted stock awards, with respective grant date fair values as follows: Mr. Willard, 56,210 restricted shares, $1,600,018; Mr. Beran, 65,000 restricted shares, $1,850,225; Mr. Barrington, 65,000 restricted shares, $1,850,225; and Ms. Keane, 61,480 restricted shares, $1,750,028. Mr. Beran received an additional special retention grant of 100,000 restricted shares, $2,846,500. In light of his planned retirement, the Compensation Committee elected not to grant Mr. Szymanczyk an equity award in 2012.

On January 25, 2012, the average of the high and low trading prices of our stock was $28.465. The closing price of our stock on that date was $28.67.

Outstanding Equity Awards (Altria) as of December 31, 2011

	Option Awards			Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (1) (2) (#)	Market Value of Shares or Units Of Stock That Have Not Vested (3) ($)
Michael E. Szymanczyk,				1/25/2011	210,000	6,226,500
Chairman of the Board and Chief Executive Officer, Altria Group, Inc.				1/26/2010	250,000	7,412,500
				1/27/2009	250,000	7,412,500
				4/23/2008	200,000	5,930,000

Howard A. Willard,				1/25/2011	41,110	1,218,912
Executive Vice President and Chief Financial Officer, Altria Group, Inc.				1/26/2010	40,210	1,192,227
				1/27/2009	44,520	1,320,018
				4/23/2008	44,890	1,330,989

David R. Beran,				1/25/2011	74,000	2,194,100
Vice Chairman, Altria Group, Inc.				1/26/2010	87,940	2,607,421
				12/31/2009	126,720	3,757,248
				1/27/2009	100,900	2,991,685

Martin J. Barrington,				1/25/2011	67,840	2,011,456
Vice Chairman, Altria Group, Inc.				1/26/2010	80,410	2,384,157
				12/31/2009	101,370	3,005,621
				1/27/2009	89,030	2,639,740

Denise F. Keane,				1/25/2011	67,840	2,011,456
Executive Vice President and General Counsel, Altria Group, Inc.				1/26/2010	77,890	2,309,439
				12/31/2009	76,030	2,254,290
				1/27/2009	89,030	2,639,740

(1)	Other than Mr. Szymanczyk’s deferred stock award granted on January 25, 2011, these awards are scheduled to vest according to the following schedule:

Grant Date	100% of Award Vests On
1/25/2011	2/11/2014
1/26/2010	2/7/2013
12/31/2009	12/30/2014
1/27/2009	2/9/2012
4/23/2008	4/23/2013

For a discussion of the treatment of Mr. Szymanczyk’s April 23, 2008, January 26, 2010 and January 25, 2011 awards, see “CEO Transition” above.

(2)	Dividends and dividend equivalents earned in 2011 on outstanding Altria restricted and deferred stock awards for each of our named executive officers were as follows: Mr. Szymanczyk, $1,437,800; Mr. Willard, $269,753; Mr. Beran, $615,505; Mr. Barrington, $535,067; and Ms. Keane, $491,048.

(3)	Based on the closing market price of Altria’s common stock on December 31, 2011 of $29.65.

Stock Option Exercises and Stock Vested (Altria) during 2011

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael E. Szymanczyk,	—	—	94,538	2,292,074
Chairman of the Board and Chief Executive Officer, Altria Group, Inc.

Howard A. Willard,	—	—	27,929	677,139
Executive Vice President and Chief Financial Officer, Altria Group, Inc.

David R. Beran,	—	—	57,045	1,383,056
Vice Chairman, Altria Group, Inc.

Martin J. Barrington,	—	—	42,965	1,041,686
Vice Chairman, Altria Group, Inc.
Denise F. Keane,	—	—	42,965	1,041,686
Executive Vice President and General Counsel, Altria Group, Inc.

On February 9, 2012, vesting restrictions lapsed for the following Altria restricted stock awards granted in 2009 with a value on the vest date as follows: Mr. Szymanczyk, 250,000 shares, $7,281,250; Mr. Willard, 44,520 shares, $1,296,645; Mr. Beran, 100,900 shares, $2,938,713; Mr. Barrington, 89,030 shares, $2,592,999; and Ms. Keane, 89,030 shares, $2,592,999. Values are based on $29.125, the average of the high and low price of Altria’s common stock on February 9, 2012.

Stock Option Exercises and Stock Vested (Kraft) during 2011

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael E. Szymanczyk,	254,564	1,415,645	—	—
Chairman of the Board and Chief Executive Officer, Altria Group, Inc.

Howard A. Willard,	2,750	10,491	—	—
Executive Vice President and Chief Financial Officer, Altria Group, Inc.

David R. Beran,	5,810	21,497	—	—
Vice Chairman, Altria Group, Inc.

Martin J. Barrington,	—	—	—	—
Vice Chairman, Altria Group, Inc.

Denise F. Keane,	5,970	18,985	—	—
Executive Vice President and General Counsel, Altria Group, Inc.

The Pension Benefits table and the Non-Qualified Deferred Compensation table below generally reflect amounts accumulated as a result of service over the named executive officer’s full career with the Company. The increments related to 2011 are reflected in the “Change in Pension Value” column of the Summary Compensation Table or, in the case of defined contribution plans, the “Allocation to Defined Contribution Plans” column of the All Other Compensation table.

PENSION BENEFITS

Name and Principal Position	Plan Name	Number of Years of Credited Service (1) (#)	Present Value of Accumulated Benefits (2) (3) ($)		Payments During Last Fiscal Year
Michael E. Szymanczyk,	Altria Retirement Plan	21.17	1,035,039		—
Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	Benefit Equalization Plan – Pre-2005	14.17	5,773,107		—
	Benefit Equalization Plan – Post-2004	31.17	20,535,218	(4)	—
	Supplemental Management Employees’ Retirement Plan	20.08	2,656,636		—

Howard A. Willard,	Altria Retirement Plan	19.17	563,404		—
Executive Vice President and Chief Financial Officer, Altria Group, Inc.	Benefit Equalization Plan – Pre-2005	12.17	340,171		—
	Benefit Equalization Plan – Post-2004	19.17	1,537,837		—

David R. Beran,	Altria Retirement Plan	35.58	1,944,115		—
Vice Chairman, Altria Group, Inc.	Benefit Equalization Plan – Pre-2005	28.58	2,838,698		—
	Benefit Equalization Plan – Post-2004	35.00	10,792,582		—
Martin J. Barrington,	Altria Retirement Plan	18.67	898,682		—
Vice Chairman, Altria Group, Inc.	Benefit Equalization Plan – Pre-2005	11.67	1,266,634		—
	Benefit Equalization Plan – Post-2004	18.67	3,496,347		—

Denise F. Keane,	Altria Retirement Plan	35.00	1,896,798		—
Executive Vice President and General Counsel, Altria Group, Inc.	Benefit Equalization Plan – Pre-2005	28.00	3,158,051		—
	Benefit Equalization Plan – Post-2004	35.00	6,460,378		—

(1)	As of December 31, 2011, each named executive officer’s total years of service with the Company was as follows: Mr. Szymanczyk, 23.00 years; Mr. Willard, 19.17 years; Mr. Beran, 35.58 years; Mr. Barrington, 18.67 years; and Ms. Keane, 35.00 years. Years shown in this column are only those taken into account for benefit accrual purposes under the named plan. Additional years may count for purposes of vesting or early retirement eligibility. Differences between Mr. Szymanczyk’s total service and the credited service shown for each plan result from prior transfers between entities sponsoring the various plans or participation in the Supplemental Management Employees’ Retirement Plan (“SERP”), as described below. The SERP and Benefit Equalization Plan (the “BEP”) – Post-2004 present value shown for Mr. Szymanczyk includes $9,978,064 attributable to years of service credited in excess of his actual years of service. Mr. Beran’s years of service taken into account under the applicable formula for the BEP – Post 2004 are limited to 35.00 under the terms of that plan.

(2)

The amounts shown in this column are based on a single life annuity and otherwise use the same assumptions applied for year-end 2011 financial disclosure under FASB authoritative guidance relating to retirement benefits, except that (i) the BEP – Post-2004 amounts for Mr. Szymanczyk and Mr. Beran are based on the lump sum required to purchase an annuity providing the after-tax equivalent of the post-2004 pension component of that plan assuming an annuity interest rate of 4.5%, (ii) the BEP amounts for Mr. Willard, Mr. Barrington and Ms. Keane are based on a lump sum form of payment assuming an interest rate of 4.5% and (iii) in accordance with SEC requirements, all benefits are assumed to commence at the earliest date on which, assuming continued employment, the individual would be eligible for benefits that are not reduced for early commencement. See Note 17 to the Company’s consolidated financial statements in the

Company’s 2011 Annual Report for a description of the financial accounting assumptions referred to above. As a result of payments previously made to or for certain employees, including our named executive officers, who were eligible for contributions to individual trusts, our liabilities or those of our operating subsidiaries under the BEP – Pre-2005 or the SERP will be less than shown in the table. Our liability for accrued BEP – Post-2004 pension benefits (and, for Mr. Szymanczyk, post-2004 additional benefits under the SERP) will also be less than that reflected in this column because it is also reduced by the portion of the accumulated value, at the employee’s retirement or other termination of employment, of prior Target Payments attributed to supplemental pension benefits. The amounts by which these prior payments reduce our liabilities will fluctuate over time with investment performance and as credits for the amounts previously paid are reduced to reflect payments to cover taxes on earnings on these amounts. For further discussion, see “Defined Benefit Plans” below.

(3)	In addition to the benefits reflected in this column, we generally provide a survivor income benefit (“SIB”) allowance to the surviving spouse and eligible children of an employee who dies while covered by the Altria Retirement Plan (“Retirement Plan”) and who retires prior to April 1, 2012. In the case of the death of a married employee who has begun receiving benefits, SIB payments to the surviving spouse are only available with respect to those plans under which payments are being made in the form of a single life annuity. The surviving spouse becomes entitled, four years after the employee’s death, to a SIB allowance equal to the amount the spouse would have received had the employee begun receiving monthly payments under the Retirement Plan (and, to the extent applicable, under the BEP and SERP) in the form of a joint and 50% survivor annuity.

As of December 31, 2011, the present values of such post-retirement SIB benefits for the named executive officers with spouses who would be eligible, assuming their spouses survived them, based on the same mortality and other assumptions used to derive the present values for pension plan benefits, were as follows: Mr. Szymanczyk, $339,046; Mr. Beran, $229,413; and Ms. Keane, $29,780. Mr. Willard and Mr. Barrington currently are not projected to be eligible for such SIB benefits. Also, because none of the other named executive officers retired before April 1, 2012, none of the named executive officers will be eligible for the SIB benefit.

In the case of the pre-retirement death of a married employee prior to age 61, a pre-retirement death benefit in the form of a SIB allowance of 25% of the deceased employee’s base compensation may commence beginning four years after the employee’s death, if the surviving spouse has not remarried. This benefit is reduced by the amount of any pre-retirement survivor allowance payable to the surviving spouse under the Retirement Plan, BEP and SERP, and is generally payable in the form of a monthly annuity until the earlier of remarriage or the first day of the month in which the employee would have attained age 65. If the spouse has not remarried and the deceased employee had completed at least five years of service, the SIB allowance beginning after age 65 and payable for the life of the surviving spouse, when combined with the pre-retirement survivor allowance, is equal to the amount the surviving spouse would have received if the employee had continued to work to age 65 at the same base compensation in effect on the date of death, retired and began receiving payments under the Retirement Plan (and the BEP and the SERP, if applicable) in the form of a joint and 50% survivor annuity.

(4)	Mr. Szymanczyk’s BEP – Post-2004 amount reflects that his benefit was limited by his overall $30 million limit on pension benefits, as discussed below under “BEP Pension.” If the limit did not apply, the BEP – Post-2004 amount would have been $21,819,072. The limit is applied in the table using the same assumptions as described in footnote 2; however, when Mr. Szymanczyk receives payments under the plan, the actual application of the limit and the amounts actually paid to Mr. Szymanczyk will be based on the assumptions normally applied under the plan.

Defined Benefit Plans

Named executive officers, along with the other salaried employees (except those hired after certain dates and those who cease to accrue further benefit service), participate in the Retirement Plan, a tax-qualified defined benefit pension plan. In addition, named executive officers and other executives participate in the BEP and the SERP, which are unfunded supplemental plans providing benefits in excess of those provided under the Retirement Plan. Additional information regarding the plans follows.

Retirement Plan

The majority of our salaried employees are covered by the Retirement Plan, a funded tax-qualified non-contributory pension plan. Generally, salaried employees hired prior to January 1, 2008 with at least five years of service are eligible for an annual, lifetime pension benefit. The benefit for the majority of those plan participants, including all of our current named executive officers, is based on the following formula:

•	1.75% of the employee’s highest average annual compensation (annual base salary plus cash incentive) during a period of 60 consecutive months during the last 120 months of employment; minus

•	0.30% of such compensation up to the applicable Social Security covered compensation amount; times

•	years of credited service (up to a maximum of 35, except in limited circumstances).

Under the terms of the Retirement Plan, credited service is limited to 35 years if incentive compensation is included in the determination of average annual compensation. If incentive compensation is not included in the determination of average annual compensation, then credited service is not limited to 35 years, and the benefit for credited service over 35 years is 1.45% of the employee’s highest average annual compensation. Social Security-covered compensation is generally an amount equal to the average of the Social Security taxable wage bases for the 35-year period that ends in the year the participant reaches Social Security Retirement Age.

Pension benefit amounts are expressed as a single life annuity payable commencing at normal retirement date. The amount may be reduced as a result of permitted elections of continued payments to beneficiaries in the event of the employee’s death and/or for commencement of payments before attaining normal retirement age. Employees who terminate employment before age 55 with vested benefits may elect to commence payment of their accrued pensions after attaining age 55. For such employees, the election to commence payments before age 65 results in a reduction in the annual amount payable at a rate of 6% per year multiplied by the number of full and partial years by which benefit commencement precedes attainment of age 65. For employees who continue in employment until age 55 or older and have completed five years or more of credited service, the reduction for early commencement is 6% for each year and partial year by which the benefit commencement precedes age 60. Mr. Barrington currently is eligible for such reduced early retirement benefits. Mr. Willard is not currently eligible for early retirement benefits.

If an employee is at least age 55 with 30 years of service or age 60 or older with five years of service, the annuity immediately payable upon early retirement is 100% of that payable at normal retirement age. The result of becoming eligible for such an early retirement benefit is a substantial increase in the present value of the pension. Mr. Szymanczyk, Mr. Beran and Ms. Keane currently are eligible for such unreduced early retirement benefits.

BEP Pension

Tax laws applicable to the Retirement Plan limit the five-year average annual compensation that can be taken into account under that plan. As a result of these or certain other tax requirements, only a portion of the benefits calculated under the Retirement Plan described above can be paid to the named executive officers and a number of other employees from the Retirement Plan. To compensate for benefits that would be lost by the application of these tax limits, all of the named executive officers accrue supplemental pension benefits under the BEP (“BEP Pension”). BEP Pension accruals relating to periods after 2004 are paid in a lump sum following retirement. Distribution of the pre-2005 supplemental plan benefits are subject to the BEP Pension terms applicable on December 31, 2004.

During 2006, the Compensation Committee decided to limit pension benefits for executives in salary bands A and B. This decision altered pension benefits as follows: the annual cash incentive compensation considered for purposes of pension determinations as described above was limited to the lesser of either (i) actual annual cash incentive or (ii) annual cash incentive at an Annual Incentive Award rating of 100 and individual performance rating of “Exceeds” (rating descriptor changed in 2011 to “Outstanding”). This limitation does not apply to any executive who was age 55 or older at December 31, 2006. The current named executive officers subject to this limit are Mr. Beran, Mr. Barrington, Ms. Keane and Mr. Willard. The 2011 annual incentive awards paid in early 2012 and the amount recognized for future pension calculations are as follows:

Named Executive Officer	2011 Annual Incentive Award	Amount of 2011 Award Recognized for Future Pension Calculations
Mr. Willard	$700,000	$621,000
Mr. Beran	$1,225,000	$864,225
Mr. Barrington	$1,100,000	$822,825
Ms. Keane	$1,050,000	$817,650

Also, in January 2008 the Compensation Committee provided that the present value of Mr. Szymanczyk’s accrued pension (tax-qualified and supplemental) would not exceed $30,000,000. Mr. Szymanczyk’s accrued pension would otherwise have exceeded that amount.

The amounts payable by Altria under the BEP Pension are determined taking into account certain payments made to the executives before 2008 in order to prevent duplicative benefit payments.

•

From 1996 through 2007, a number of our employees, including our named executive officers, received Funding Payments with respect to pre-2005 vested benefits that were made either to individual trusts established by the employee or directly to the employees themselves.

•

From 2005 through 2007, accruals under the BEP Pension ceased for a number of employees, including our named executive officers, and these employees received annual Target Payments that were calculated to approximate (after paying taxes on the payments) the after-tax value of the additional benefits they would have earned had they remained covered by the BEP Pension. Accruals under the BEP Pension commenced again effective January 1, 2008.

SERP

The SERP provides a framework for certain other retirement benefits that cannot be paid under the Retirement Plan because of tax limitations and are not covered by the BEP. The benefits provided under the SERP to any individual employee are determined in accordance with the provisions of an agreement between the individual and the Company. As with the BEP Pension, the SERP prevents duplicative benefits by taking into account the Funding Payments and Target Payments made to employees before 2008.

During 2002, we entered into a SERP agreement with Mr. Szymanczyk as a retention incentive. This incentive provided that if Mr. Szymanczyk continued employment until age 55, he would be credited with an additional five years of benefit service for all purposes and receive his pension benefit without reduction for early commencement of payments. For employment beyond age 55, he would be credited with two years of benefit service for each year of service until age 60. Mr. Szymanczyk attained age 60 in January 2009. Mr. Szymanczyk is the only named executive officer who participates in the SERP. Mr. Szymanczyk’s SERP benefit is included in determining the amount subject to the $30,000,000 limit noted above.

Non-Qualified Deferred Compensation

Name and Principal Position	Plan Name	Executive Contributions in 2011 ($)	Registrant Contributions in 2011 (1) ($)	Aggregate Earnings in 2011 (2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2011 (3) ($)
Michael E. Szymanczyk,	Benefit Equalization Plan
Chairman of the Board and Chief Executive Officer, Altria Group, Inc.		—	164,500	78,259	—	2,098,707

Howard A. Willard,	Benefit Equalization Plan
Executive Vice President and Chief Financial Officer, Altria Group, Inc.		—	57,500	14,096	—	352,226

David R. Beran,	Benefit Equalization Plan
Vice Chairman, Altria Group, Inc.		—	87,883	31,992	—	834,255

Martin J. Barrington,	Benefit Equalization Plan
Vice Chairman, Altria Group, Inc.		—	85,568	29,468	—	772,595

Denise F. Keane,	Benefit Equalization Plan
Executive Vice President and General Counsel, Altria Group, Inc.		—	80,428	30,990	—	827,353

(1)	The amounts in this column reflect Company contributions to the non-qualified BEP for deferred profit-sharing purposes earned in 2011, which were credited to the participant’s account as of the last business day of February 2012.

(2)	The values in this column consist of amounts credited as earnings for 2011 on BEP account balances. These amounts do not constitute above-market earnings and are not included in amounts reported in the Summary Compensation Table.

(3)	The aggregate balances shown include allocations reported in the Summary Compensation Table for previous years for Mr. Szymanczyk, $1,235,925; for Mr. Willard, $0; for Mr. Beran, $247,022; for Mr. Barrington, $220,023; and for Ms. Keane, $218,698. Allocations were also made in years when these individuals were not named executive officers. As a result of payments made to trusts established by the named executive officers, as described in the narrative text below, our liabilities are less than the amounts shown in the table. Amounts credited for 2005 through 2007 under the 2008 amended BEP (including earnings adjustments on such amounts through December 31, 2007) are not reflected in the aggregate balances, because the BEP formula takes into account Target Payments previously made and reported. See the narrative text below for further information concerning the 2008 supplemental retirement plan changes.

Defined Contribution Plans

The named executive officers participate in the Company’s broad-based, tax-qualified defined contribution plan, the Deferred Profit-Sharing Plan for Salaried Employees (“DPS Plan”) and the deferred profit-sharing portion of the BEP (“BEP DPS”), the unfunded, non-qualified supplemental plan.

DPS Plan

The majority of our salaried employees are eligible for the DPS Plan. Under the DPS Plan, the Company makes a contribution (the “Company Contribution”) on behalf of each eligible participant for each year. Participants may also defer up to 15 percent of their eligible compensation on a pre-tax or after-tax basis into the DPS Plan, subject to DPS Plan and tax-qualification limits. For 2011, the Company Contribution was determined by a formula based on Altria’s consolidated earnings, but capped at 15 percent of each DPS Plan participant’s eligible compensation. The formula resulted in a Company Contribution for each eligible participant for 2011 equal to 15 percent of eligible compensation. For information on changes to the formula to compute the Company Contribution beginning for the 2012 plan year, please see the previous section titled “Compensation and Benefits Program Changes for 2012.” For purposes of the DPS Plan, eligible compensation for named executive officers is the amount reported as salary in the Summary Compensation Table. Participants may receive the balance in their account under the DPS Plan upon termination of employment in a lump sum, as a deferred lump sum payment or in installments over a period of years not to exceed their life expectancy.

BEP DPS

The BEP DPS provides benefits that cannot be provided under the DPS Plan because of one or more statutory limits. For example, the tax laws limit the amount of compensation that can be taken into account under the DPS Plan for any year and impose other limits on the amounts that can be allocated to individuals. A participant whose salary exceeds the compensation limit or was otherwise affected by a tax law limit is entitled to an amount generally equal to the additional benefit the participant would have received under the DPS Plan but for the application of the tax law limits. Accordingly, bookkeeping accounts reflecting this additional amount have been maintained under the BEP DPS for the named executive officers and other affected participants. A further notional allocation is made annually to reflect the amount credited to the participant’s account under the BEP DPS assuming the account was invested in the Interest Income Fund maintained under the DPS Plan. The Interest Income Fund is invested in a variety of high-quality fixed-income instruments with strong credit ratings and, for 2011, produced earnings at a rate of 3.21%. BEP DPS allocations relating to periods after 2004 are paid in a lump sum following separation from service. Distribution of the pre-2005 account is subject to the BEP DPS terms applicable on December 31, 2004.

As with the BEP Pension benefit, between 1996 and 2007, our named executive officers and other executive officers received payments that were made directly to them or to individual trusts and that offset the pre-2005 BEP DPS allocations. When BEP (Pension and DPS) and SERP accruals ceased for 2005 through 2007, the named executive officers and other officers received Target Payments for 2005 through 2007 in lieu of BEP DPS allocations. The reinstated BEP that was effective January 1, 2008 also included reinstatement of the BEP DPS. As is noted above, the amounts payable by Altria under the BEP DPS are determined taking into account Target Payments made to executives before 2008 in order to prevent duplicative benefits payments.

Payments Upon Change in Control or Termination of Employment

We do not have individual employment, severance or change in control agreements with any of our named executive officers, except for the agreements entered into with Mr. Szymanczyk that are described in “Retirement of CEO” and “CEO Transition” above. The following arrangements apply in the event of a change in control or certain terminations of employment.

Change in Control Payments

Under the terms of our shareholder-approved 2005 and 2010 Performance Incentive Plans that apply to all participants including our NEOs, a change in control of the Company would have the following consequences:

•	all stock options and stock appreciation rights would become fully vested and exercisable;

•	the restrictions on outstanding restricted stock or deferred stock would lapse;

•	unless otherwise determined by the Compensation Committee, awards of the types described in the above two bullets would be cashed out at the change in control price;

•	fully earned but unpaid incentive awards would become payable; and

•

annual and long-term incentive awards for performance cycles not yet completed as of the change in control date would become payable based on a proration (the number of full or partial months divided by the total number of months in the performance cycle) of the maximum award opportunity for the cycle.

For these purposes, a change in control occurs: (i) upon an acquisition of 20% or more of either our outstanding common stock or the voting power of our outstanding voting securities by an individual or entity, excluding certain acquisitions involving us or our affiliates or where our beneficial owners continue to meet certain ownership thresholds, coupled with, under the 2010 Performance Incentive Plan, the election to the Board of at least one individual determined in good faith by a majority of the then serving members of the Board to be a representative or associate of such individual or entity; (ii) when members of our Board, or members thereafter nominated or elected by such members, cease to constitute a majority of our Board; (iii) upon certain reorganizations, mergers, share exchanges, and consolidations involving us; or (iv) upon our liquidation or dissolution, or sale of substantially all of our assets, with limited exceptions.

The amounts that would have become payable on a change in control of the Company, as of December 31, 2011, were as follows:

Name	Unvested Deferred and Restricted Stock (1)	Completed 2011 Annual Incentive Cycle (2)	2011-2013 Long-Term Incentive Cycle (3)	Total
Michael E. Szymanczyk	$26,981,500	$9,800,000	$6,800,000	$43,581,500
Howard A. Willard	$5,062,146	$4,900,000	$3,400,000	$13,362,146
David R. Beran	$11,550,454	$4,900,000	$3,400,000	$19,850,454
Martin J. Barrington	$10,040,974	$4,900,000	$3,400,000	$18,340,974
Denise F. Keane	$9,214,925	$4,900,000	$3,400,000	$17,514,925

(1)	Assumes the change in control price is equal to the closing market price of Altria common stock of $29.65 on December 31, 2011.

(2)	Assumes the maximum award payable under the annual incentive cash award program in accordance with the Section 162(m) formula approved by the Compensation Committee.

(3)	Assumes the maximum award payable under the 2011-2013 LTIP in accordance with the Section 162(m) formula approved by the Compensation Committee.

Effective January 1, 2011, the Company established a non-qualified grantor trust (the “Trust”), commonly known as a “rabbi trust,” to provide a limited amount of financial security for the participants’ unfunded benefits under the Benefit Equalization Plan and Supplemental Management Employees’ Retirement Plan (together, “the supplemental plans”) in the event of a change in control of the

Company. The Trust is unfunded unless triggered by a change in control. In such an event, Trust assets would still be subject to the claims of general creditors of the Company in cases of insolvency and bankruptcy. The Trust does not provide additional benefits or enhancements to the participants in the supplemental plans.

Other than the Trust funding, none of our retirement plans nor any other related agreements provide our named executive officers with an additional enhancement, early vesting or other benefit in the event of a change in control or termination of employment, except for certain plan provisions applicable to all plan participants that in the event of a change in control ensure vesting and continuation of profit-sharing contributions for the year of a change in control and the following two years. All named executive officers were already fully vested. Similarly, no special provisions apply to named executive officers with respect to continued medical, life insurance or other insurance coverage following termination of employment whether or not in connection with a change in control.

Termination Payments

In the event of involuntary separation, other than for cause, due to reduction in work force or unsatisfactory work performance, our salaried employees, including all of our named executive officers, are eligible for severance benefits under the Severance Pay Plan for Salaried Employees (“Severance Plan”). The Severance Plan provides for severance pay (based on base salary) and continuation of certain benefits of up to 12 months depending on years of service. In order to be eligible for any of these benefits, the employee must execute a general release of claims. Periods for which employees are entitled to severance payments may be counted toward vesting and eligibility for purposes of the Retirement Plan as well as post-retirement medical coverage.

The Severance Plan was amended for our recently announced 2011-2012 Salaried Workforce Restructuring Program. Certain employees selected by management to separate from the organization between December 31, 2011 and June 30, 2012 are eligible for enhanced severance benefits under this amendment. These enhanced benefits include up to an additional three or six months of pay, depending on years of completed service. Enhanced severance is not counted toward vesting and eligibility for purposes of the Retirement Plan. None of our named executive officers was included in the 2011-2012 Salaried Workforce Restructuring Program.

In addition, following separation, each of our named executive officers is subject to a confidentiality and non-competition agreement, which was executed in consideration of the 2011 restricted and deferred stock awards.

Other

The Agreements, which the Company entered into in connection with Mr. Szymanczyk’s retirement, are discussed above under “CEO Transition.”

AUDIT COMMITTEE MATTERS

Audit Committee Report for the Year Ended December 31, 2011

To Our Shareholders:

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting control. The Audit Committee monitors the Company’s financial reporting processes and systems of internal accounting control, the independence and the performance of the independent registered public accounting firm and the performance of the internal auditors.

The Audit Committee has received representations from management that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm their evaluation of the accounting principles, practices and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the independent registered public accounting firm in accordance with regulations promulgated by the SEC and the Public Company Accounting Oversight Board and standards established by the American Institute of Certified Public Accountants and the Independence Standards Board.

The Audit Committee has received from the independent registered public accounting firm written disclosures and a letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from the Company and its management. The Audit Committee has pre-approved all fiscal year 2011 audit and permissible non-audit services provided by the independent registered public accounting firm and the fees for those services. As part of this process, the Audit Committee has reviewed the audit fees of the independent registered public accounting firm. It has also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent registered public accounting firm from performing specified services that might impair their independence as well as compliance with the Company’s and the Audit Committee’s policies.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope of and plans for their respective audits. The Audit Committee has met with the internal auditors and the independent registered public accounting firm, separately and together, with and without management present, to discuss the Company’s financial reporting processes and internal control over financial reporting. The Audit Committee has reviewed significant audit findings prepared by the independent registered public accounting firm and those prepared by the internal auditors, together with management’s responses.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Audit Committee:

George Muñoz, Chair

John T. Casteen III

Thomas F. Farrell II

Thomas W. Jones

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

Independent Registered Public Accounting Firm’s Fees

Audit Fees

Aggregate fees, including out-of-pocket expenses, paid to our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), were comprised of the following (in millions):

	2011 Actual	2010 Actual
Audit Fees (1)	$5.6	$5.0
Audit-Related Fees (2)	0.6	0.8
Tax Fees (3)	1.4	1.2
All Other Fees (4)	0.0	0.0

TOTAL	$7.6	$7.0

(1)	Fees and expenses associated with professional services rendered by PricewaterhouseCoopers in connection with (i) the audit of the Company’s consolidated financial statements and internal control over financial reporting, including statutory audits of the financial statements of the Company’s affiliates; (ii) reviews of the Company’s unaudited condensed consolidated interim financial statements; and (iii) reviews of documents filed with the SEC.

(2)	Fees and expenses for professional services rendered by PricewaterhouseCoopers for audit-related services, which include certain employee benefit plan audits, accounting consultations and procedures relating to various other audit and special reports.

(3)	Fees and expenses for professional services rendered by PricewaterhouseCoopers in connection with U.S. and foreign tax compliance and planning, and consultation and advice on tax examinations.

(4)	There were no “Other Fees” in 2010 and 2011.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific budget. The Audit Committee requires the independent registered public accounting firm and management to report on the actual fees charged for each category of service at Audit Committee meetings throughout the year.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chair of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting.

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and has directed that management submit such selection to shareholders for ratification at the 2012 Annual Meeting. Representatives of PricewaterhouseCoopers are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of the selection of PricewaterhouseCoopers as the Company’s independent registered public accounting firm is not required by the Company’s By-Laws or otherwise. However, we are submitting the selection of PricewaterhouseCoopers to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers, and proxies received by the Company will be so voted unless shareholders specify a contrary choice in their proxies.

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and related regulations provide shareholders with an advisory (non-binding) vote to approve the compensation of the Company’s named executive officers, as such compensation is disclosed in this Proxy Statement. The Company currently plans to hold this non-binding advisory vote annually. Following the 2012 Annual Meeting, the next non-binding advisory vote to approve the compensation of the Company’s named executive officers is planned to be held at the Company’s 2013 Annual Meeting of Shareholders.

At our 2011 Annual Meeting, more than 93% of the shares voted were cast in support of the Company’s executive compensation programs. The Company recommends that shareholders again approve and support the decisions pertaining to the compensation of the Company’s named executive officers and the Company’s executive compensation programs because they successfully align the interests of the Company’s named executive officers with the interests of our shareholders by promoting the Company’s Mission and business strategies, rewarding the successful execution of those strategies in a fair and disciplined manner and supporting the ability to attract, develop and retain world-class leaders.

This alignment of interests was demonstrated during the compensation performance period ending in 2011. Through the leadership of our named executive officers, the Company achieved considerable success during the year on both an absolute basis and a relative basis as compared to its peer group, and its shareholders benefited from that success through strong total shareholder return, solid adjusted diluted earnings per share growth and increased dividends. Please see the Compensation Discussion and Analysis (“CD&A”) of this Proxy Statement beginning at page 34 for a more detailed description of the Company’s pay for performance alignment including a discussion of Company performance over the full three year tenure of Mr. Szymanczyk as Chairman and Chief Executive Officer.

The Company also encourages shareholders to review carefully the CD&A and accompanying compensation tables and narrative discussion for a full description of the Company’s executive compensation programs and decisions. In addition to setting forth the compensation of our named executive officers, the CD&A presents in detail various important aspects of the Company’s programs such as those listed below.

The Company encourages shareholders to take these important considerations into account when voting on this proposal.

•

A significant portion of our named executive officers’ compensation consists of “at risk” variable compensation. Executives at higher organizational levels have a higher corresponding proportion of their compensation that is variable, based on the performance of the Company. For example, in 2011 approximately 85% of our Chairman and Chief Executive Officer’s compensation net of benefits consists of such “at risk” variable compensation.

•

The Company’s compensation of its named executive officers reflects a mix of annual and long-term compensation to reward appropriately the achievement of both annual goals and objectives and long-term performance aspirations. The long-term compensation programs specifically encourage long-term focus by establishing a three-year end-to-end performance cycle for our long-term cash incentive plan and a minimum three-year vesting period for restricted stock awards.

•

The Company’s program design also reflects a mix of cash and equity compensation that seeks to discourage actions that are solely driven by our stock price to the detriment of strategic goals and to minimize the potential dilutive nature of equity compensation on shareholder value.

•

The Company establishes and discloses multiple performance measures for both its annual and long-term cash incentive plans. The nature and timing of these disclosures are further discussed in the CD&A.

•

The Compensation Committee regularly reviews the Company’s executive compensation programs. This includes review of program objectives and design and review of benchmarking data on executive compensation generally as well as the compensation of our Chairman and Chief Executive Officer.

•

The Company has a clawback policy providing for the adjustment or recovery of compensation if there is a restatement of the Company’s financial statements and a resulting finding that an executive has received more compensation than would have been paid absent the incorrect financial statements.

•	The Company does not pay tax gross-ups to its named executive officers with respect to retirement, severance or change-in-control payments.

•	The Company does not presently enter into any employment agreements with its named executive officers.

•

The Company has established stock ownership guidelines under which executives are expected to hold common stock until their termination of employment in an amount equal to a multiple of their base salary as determined by their position. For example, our Chairman and Chief Executive Officer is expected to hold a number of shares equal to 12 times his base salary.

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, shareholders are being asked to vote on the following resolution:

“RESOLVED, that shareholders of Altria Group, Inc. approve on an advisory basis the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section of this Proxy Statement, the compensation tables, related footnotes and narrative discussion.”

For the foregoing reasons, the Board recommends that shareholders vote “FOR” this proposal. Proxies received by the Company will be so voted unless shareholders specify a contrary choice in their proxies.

This vote is not binding upon the Company, the Board or the Compensation Committee. Nevertheless, the Compensation Committee values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

SHAREHOLDER PROPOSAL

PROPOSAL – DISCLOSURE OF LOBBYING POLICIES AND PRACTICES

The Province of St. Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, Wisconsin 53233, claiming beneficial ownership of common stock with a market value of $2,000, together with eight co-proponents, submitted the proposal set forth below. The names, addresses, and shareholdings of the co-proponents will be furnished upon request made to the Secretary of the Company. The Company is not responsible for the content of the shareholder proposal, which is printed below exactly as it was submitted.

Whereas, businesses, like individuals, have a recognized legal right to express opinions to legislators and regulators on public policy matters.

It is important that our company’s lobbying positions and processes to influence public policy, are transparent. Public opinion is skeptical of corporate influence on Congress and public policy and questionable lobbying activity may pose risks to our company’s reputation when controversial positions are embraced. This is especially important since the brunt of our business involves a product directly impacting health care in our nation.. Hence, we believe full disclosure of Altria’s policies, procedures and oversight mechanisms is warranted.

Resolved, Altria shareholders request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing the lobbying of legislators and regulators, including that done on our company’s behalf by trade associations. The disclosure should include both direct and indirect lobbying and grassroots lobbying communications.

2.	A listing of payments (both direct and indirect, including payments to trade associations) used for direct lobbying as well as grassroots lobbying communications, including the amount of the payment and the recipient.

3.	Membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by the management and Board for

a.	direct and indirect lobbying contribution or expenditure; and
b.	payment for grassroots lobbying expenditure.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation, (b) reflects a view on the legislation and (c) encourages the recipient of the communication to take action with respect to the legislation.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at local, state and federal levels.

The report shall be presented to the Audit Committee of the Board or other relevant oversight committees of the Board and posted on Altria’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability on the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly as well as grassroots lobbying initiatives. We believe such disclosure is in shareholder’s best interests. Absent a system of accountability, company assets could be used for policy objectives contrary to a company’s long-term interests posing risks to the company and shareholders.

Altria spent approximately $23.1 million in 2009 and 2010 on direct federal lobbying activities, according to disclosure reports (U.S. Senate Office of Public Records). This figure may not include grassroots lobbying to directly influence legislation by mobilizing public support or opposition. Also, not all states require disclosure of lobbying expenditures to influence legislation or regulation. And Altria does not disclose contributions to tax-exempt organizations that write and endorse model legislation, such as Altria’s $50,000 contribution to ALEC’s annual meeting (http://thinkprogress.org/politics/2011/08/05/288823/alec-exposed-corporations-funding/).

Such expenditures and contributions can potentially involve the company in controversies posing reputational risks

The Board recommends a vote AGAINST this proposal.

Altria and its companies believe that participation in the political, legislative, and regulatory processes – at all levels of government – is vital to our business. As such, we actively advocate on public policy issues relevant to our companies and are committed to doing so in full compliance with applicable laws. In recognition of the interest of shareholders and other stakeholders in information about these activities, the Company provides extensive information on its website describing its public policy activities. There also exists a significant amount of information that is readily available from other public sources concerning these activities. The additional report sought by this proposal is not necessary and would not provide meaningful additional insight into the Company’s activities in this area.

The Company voluntarily provides a great deal of information about its public policy efforts on its website. For several years, the website has included an easily-accessible “Legislative Issues Book,” which provides detailed information regarding the positions of Altria and its companies on a variety of public policy issues. Additionally, the website identifies the specific public policy organizations (including trade associations) that have received contributions from the Company or its subsidiaries. Since 2007, the Company has disclosed information regarding political contributions made by each of its companies; since 2010, the Company has provided various details concerning its political compliance program. These disclosures have been favorably reviewed by third-party organizations. For example, in 2011, Altria was recognized by both the Center for Political Accountability-Zicklin Index of Corporate Political Disclosure and Accountability and the Baruch Index of Corporate Political Disclosure as being a “leader” in publicly disclosing its political activities.

The Company has a robust governance and compliance framework for its public policy activities. The Nominating, Corporate Governance and Social Responsibility Committee of the Board of Directors has oversight responsibility for the Company’s public policy activities. Additionally, the Company has developed and maintains a comprehensive compliance and integrity program regarding all of its activities, including its public policy and advocacy program. The Altria Code of Conduct, available on the Company website, sets forth the general requirements for the political activities of Altria and its companies, and these requirements are supported by four specific compliance policies governing public policy activity, including lobbying. Pursuant to these policies, we file detailed reports disclosing our lobbying activities at the federal, state, and local level; most of these reports are readily available from public sources.

Finally, the Board opposes this resolution because many aspects of the proposal are vague or unworkable and may create confusion. For example, the definition of lobbying and the payments that would be considered lobbying-related vary from jurisdiction to jurisdiction and could include employee salaries, office rent, certain charitable contributions, and employee travel expenses. Consequently, any listing of lobbying-related payments would be inconsistent and potentially confusing, since a particular payment may be considered “lobbying-related” in one jurisdiction but not in another.

In sum, information regarding the public policy activities of Altria and its operating companies, including lobbying, is already largely available, and such activities receive significant oversight by both the Board and Company executives. The Company believes that its focus should be on continuing its emphasis on compliance with all applicable political compliance laws, including those requiring disclosure of its lobbying activities. Preparing and maintaining the report requested in the proposal would not be financially disciplined and, as such, would not be in the best interests of the Company or its shareholders.

For these reasons, the Board recommends a vote AGAINST this proposal, and proxies received by the Company will be so voted unless shareholders specify a contrary choice in their proxies.

RELATED PERSON TRANSACTIONS AND CODE OF CONDUCT

The Board has adopted a Policy on Related Person Transactions that requires the Company’s executive officers, directors and nominees for director to promptly notify the Corporate Secretary in writing of any transaction in which (i) the amount exceeds $120,000, (ii) the Company is, was, or is proposed to be a participant and (iii) such person or such person’s immediate family members (“Related Persons”) has had or may have a direct or indirect material interest (a “Related Person Transaction”). Subject to certain exceptions delineated in the policy, Related Person Transactions must be brought to the attention of the Nominating, Corporate Governance and Social Responsibility Committee or any other Committee designated by the Board that is comprised solely of independent directors for an assessment of whether the transaction or proposed transaction should be permitted to proceed. In deciding whether to approve or ratify the Related Person Transaction, the Committee is required to consider all relevant facts and circumstances, including without limitation, the commercial reasonableness of the terms of the transaction, the materiality of the Related Person’s direct or indirect interest in the Related Person Transaction, the materiality of the Related Person Transaction to the Company, the impact of the Related Person Transaction on the Related Person, the impact of the Related Person Transaction on the Related Person’s independence (as defined in the Corporate Governance Guidelines and the New York Stock Exchange Listing Standards) and the actual or apparent conflict of interest of the Related Person participating in the Related Person Transaction. If the designated Committee determines that the Related Person has a direct or indirect material interest in any such transaction, the Committee must review and approve, ratify or disapprove the Related Person Transaction. This policy is available on the Company’s website at www.altria.com.

Laura M. Marchese, the daughter of Linda M. Warren, who retired on February 24, 2012 as the Company’s Vice President and Controller, is employed by a Company subsidiary in a non-executive management position and was paid salary and incentive compensation of $210,182 during the period January 1, 2011 through April 5, 2012.

The Nominating, Corporate Governance and Social Responsibility Committee has reviewed and ratified the foregoing matter.

In addition to the Related Person Transactions Policy discussed above, the Company’s Code of Business Conduct and Ethics for Directors (“Director Code”) and Code of Conduct (“Code of Conduct”) – both of which are available on the Company’s website – have specific provisions addressing actual and potential conflicts of interest. The Director Code specifies: “Our directors have an obligation to act in the best interest of the Company. All directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.” The Director Code defines conflict of interest to include any instance in which (i) a person’s private interest interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates; (ii) a director or a director’s family member takes an action or has an interest that may make it difficult for that director to perform his or her work objectively and effectively; and (iii) a director (or his or her family member) receives improper personal benefits as a result of the director’s position in the Company. Similarly, the Code of Conduct requires all officers and employees of the Company to avoid situations where the officer’s or employee’s “personal, financial or other activity or relationship affects our ability to make loyal and objective business decisions on behalf of our companies.” The Code of Conduct lists specific types of transactions that might create an actual or apparent conflict of interest and provides guidance on how each situation must be handled.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO SHAREHOLDERS

We are required to provide an Annual Report to shareholders who receive this Proxy Statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (not including exhibits and documents incorporated by reference), are available in print, free of charge, to shareholders requesting a copy by writing to: Corporate Secretary, Altria Group, Inc., 6601 West Broad Street, Richmond, Virginia 23230. You may review the Company’s filings with the SEC by visiting our website at www.altria.com.

OTHER MATTERS

Management knows of no other business that will be presented to the meeting for a vote. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

The cost of this solicitation of proxies will be paid by the Company. In addition to the use of the mail, some of the officers and regular employees of the Company may solicit proxies by telephone and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of common stock held of record by such persons. The Company will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, at an anticipated cost of $24,000, plus reimbursement of out-of-pocket expenses.

2013 ANNUAL MEETING

Shareholders wishing to suggest candidates to the Nominating, Corporate Governance and Social Responsibility Committee for consideration as directors must submit a written notice to the Corporate Secretary of the Company. The Nominating, Corporate Governance and Social Responsibility Committee will consider any nominee properly presented by a shareholder and will make a recommendation to the Board. After full consideration by the Board, the shareholder presenting the nomination will be notified of the Board’s conclusion.

The Company’s By-Laws set forth the procedures a shareholder must follow to nominate directors or to bring other business before shareholder meetings. For a shareholder to nominate a candidate for director at the 2013 Annual Meeting, presently anticipated to be held on May 16, 2013, notice of the nomination must be received by the Company between November 6 and December 6, 2012. The notice must describe various matters regarding the nominee, including name, address, occupation and shares held. For a shareholder to bring other matters before the 2013 Annual Meeting and to include a matter in the Company’s Proxy Statement and proxy for that meeting, notice must be received by the Company within the time limits described above. The notice must include a description of the proposed business, the reasons therefor and other specified matters.

Any shareholder wishing to present a proposal to be acted upon at the 2013 Annual Meeting and to include such proposal in the Company’s Proxy Statement and proxy in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must ensure that the proposal is received by the Company at its principal offices no later than December 6, 2012 and that the proposal complies with all Rule 14a-8 requirements.

In each case, the notice or proposal must be timely given to the Corporate Secretary of the Company, whose address is 6601 West Broad Street, Richmond, Virginia 23230. Any shareholder desiring a copy of the Company’s By-Laws (which are posted on our website at www.altria.com) will be furnished one without charge upon written request to the Corporate Secretary.

W. Hildebrandt Surgner, Jr.

Corporate Secretary

April 5, 2012

Annex A:	Altria Group, Inc.
Non-GAAP Financial Measures

Altria Group, Inc. (“Altria”) reports its financial results, including diluted earnings per share (“EPS”), in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Altria’s management reviews operating companies income (“OCI”), which is defined as operating income before amortization of intangibles and general corporate expenses, to evaluate performance of and allocate resources to the segments. Altria’s management also reviews diluted EPS and OCI on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items typically include restructuring charges, SABMiller plc (“SABMiller”) special items, certain Philip Morris Capital Corporation (“PMCC”) leveraged lease charges and certain tax items. In December 2011, Altria announced that it would also exclude charges for tobacco and health judgments from these adjusted financial measures. Altria’s management does not view any of these items to be part of its sustainable results as they may be highly variable and difficult to predict and can distort underlying business trends and results. In addition, Altria’s management reviews adjusted discretionary cash flow, which is defined as the increase in cash and cash equivalents with certain adjustments as shown in the reconciliation below. Adjusted discretionary cash flow is a measure of Altria’s performance and is not a liquidity measure. Altria’s management believes that these adjusted financial measures provide useful insight into underlying business trends and results, and provide a more meaningful comparison of year-over-year results. These adjusted financial measures are not consistent with GAAP; however, adjusted measures are used by management and regularly provided to Altria’s chief operating decision maker for planning, forecasting and evaluating the performances of Altria’s businesses, including allocating resources and evaluating results relative to employee compensation targets. Additional uses of these adjusted financial measures by the Compensation Committee are further discussed in the Proxy Statement. This information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP.

Reconciliations of non-GAAP financial measures are provided below.

Altria Group, Inc.

Reconciliation of Adjusted Diluted EPS

	For the Years Ended December 31,
	2011	2010	2009	2008 (3)
Reported diluted EPS	$1.64	$1.87	$1.54	$1.48
Asset impairment, exit, integration and implementation costs	0.07	0.04	0.19	0.15
UST acquisition-related costs (1)	—	0.01	0.06	0.02
SABMiller special items	0.03	0.03	—	0.03
PMCC leveraged lease charge	0.30	—	—	—
Tobacco and health judgments	0.05	—	—	—
Gain on sale of corporate headquarters building	—	—	—	(0.12)
Loss on early extinguishment of debt	—	—	—	0.12
Tax items (2)	(0.04)	(0.05)	(0.04)	(0.03)

Adjusted diluted EPS	$2.05	$1.90	$1.75	$1.65

Growth in adjusted diluted EPS 2011 vs. 2010	7.9%
Growth in adjusted diluted EPS 2011 vs. 2008	24.2%

(1)	Excludes exit and integration costs.

(2)	Excludes the tax impact included in the 2011 PMCC leveraged lease charge.

(3)	Excludes the results of Altria’s former subsidiary, Philip Morris International Inc.

Altria Group, Inc.

Selected Financial Data by Reporting Segment

Reconciliation of Adjusted OCI for Years Ended December 31,

(dollars in millions)

	Cigarettes		Smokeless Products			Cigars		Wine
	2011	2010	2011	2010		2011	2010	2011	2010
Reported OCI	$5,574	$5,451	$859	$803		$163	$167	$91	$61
Asset impairment, exit, integration and implementation costs	179	99	35	22		4	2	—	2
UST acquisition-related costs (1)	—	—	2	2		—	—	4	20
Tobacco and health judgments	98	11	—	5	(2)	—	—	—	—

Adjusted OCI	$5,851	$5,561	$896	$832		$167	$169	$95	$83

Change in adjusted OCI 2011 vs. 2010	5.2%		7.7%			(1.2)%		14.5%

	Financial Services
	2011	2010
Reported OCI	$(349)	$157
PMCC leveraged lease charge	490	—

Adjusted OCI	$141	$157

Change in adjusted OCI 2011 vs. 2010	(10.2)%

(1)	Excludes exit and integration costs.

(2)	Represents a settlement in the smokeless products segment in 2010.

Altria Group, Inc.

Reconciliation of Adjusted Discretionary Cash Flow

For the Year Ended December 31, 2011

(dollars in millions)

Increase in cash and cash equivalents	$956
Dividends paid on common stock	3,222
Long term debt issued – net of financing fees and debt issuance costs	(1,470)
Repurchases of common stock	1,327
Other	296

Adjusted discretionary cash flow	$4,331

ALTRIA GROUP, INC.

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

THURSDAY, MAY 17, 2012

AND PROXY STATEMENT

Printed on Recycled Paper

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6
Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EDT, on May 16, 2012.
Vote by Internet • Go to www.investorvote.com/altria • Or scan the QR Code, that appears to the right, with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•  Within USA, US territories & Canada, call toll free

    1-800-652-VOTE (8683) on a touch tone telephone.

    There is NO CHARGE to you for the call.

•  Outside USA, US territories & Canada, call

    1-781- 575-2300 on a touch tone telephone. Standard rates

    will apply.

•  Follow the instructions provided by the recorded

    message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING.  ▼

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

This proxy when properly executed will be voted as specified. If no specification is made, this proxy will be voted FOR the election of directors, FOR the ratification of the selection of independent registered public accounting firm, FOR the advisory vote to approve the compensation of the Company’s named executive officers, and AGAINST the shareholder proposal.

Ë

A	Election of Directors (see below): The Board of Directors recommends a vote FOR the listed nominees.

1.	Election of Directors:	For	Against	Abstain		For		Against	Abstain		For	Against	Abstain

	01 - Elizabeth E. Bailey	☐	☐	☐	05 - Dinyar S. Devitre	☐		☐	☐	09 - Kathryn B. McQuade	☐	☐	☐
	02 - Gerald L. Baliles	☐	☐	☐	06 - Thomas F. Farrell II	☐		☐	☐	10 - George Muñoz	☐	☐	☐
	03 - Martin J. Barrington	☐	☐	☐	07 - Thomas W. Jones	☐		☐	☐	11 - Nabil Y. Sakkab	☐	☐	☐
	04 - John T. Casteen III	☐	☐	☐	08 - W. Leo Kiely III	☐		☐	☐
B	Proposals: The Board of Directors recommends a vote FOR Proposals 2 and 3.							The Board of Directors recommends a vote AGAINST Proposal 4.
					For Against Abstain						For	Against	Abstain

2.	Ratification of the Selection of Independent Registered Public Accounting Firm				☐ ☐ ☐		4.	Shareholder Proposal - Disclosure of Lobbying Policies and Practices			☐	☐	☐

3.	Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers				☐ ☐ ☐

C	Authorized Signatures — Date and Sign Below.
Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

ALTRIA GROUP, INC.

2012 ANNUAL MEETING OF

SHAREHOLDERS

Thursday, May 17, 2012

9:00 A.M. Eastern Time

The Greater Richmond Convention Center

403 North 3rd Street

Richmond, VA 23219

In order to attend the Meeting you must submit a written request for an admission ticket. To request an admission ticket, please follow the instructions set forth in the accompanying proxy statement in response to question 6.

It is important that your shares are represented at this Meeting, whether or not you attend the Meeting in person. To make sure your shares are represented, we urge you to vote your shares over the Internet OR the telephone in accordance with the instructions provided on the reverse side OR by completing and mailing this proxy card.

Sign Up Today For Electronic Delivery

If you prefer to receive your future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet, sign up today at www.computershare.com/altria/ecomms.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING.  ▼

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

Altria Group, Inc.

Proxy Solicited on Behalf of the Board of Directors

Annual Meeting May 17, 2012

Michael E. Szymanczyk and Denise F. Keane, and each of them, are appointed attorneys, with power of substitution, to vote, as indicated on the matters set forth on the reverse hereof and in their discretion upon such other business as may properly come before the meeting, all shares of Common Stock held by the undersigned in Altria Group, Inc. (the “Company”) at the Annual Meeting of Shareholders to be held at the Greater Richmond Convention Center, May 17, 2012, at 9:00 a.m. Eastern Time, and at all adjournments thereof.

This card also serves to instruct the administrator of the Company’s Direct Stock Purchase and Dividend Reinvestment Plan and the trustee of each defined contribution plan sponsored by the Company or any of its subsidiaries how to vote shares held for a participant in any such plan. Unless your proxy for your defined contribution plan shares is received by May 14, 2012, the trustee of such defined contribution plan will vote your plan shares in the same proportion as those plan shares for which instructions have been received.

If you have voted by Internet or telephone, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING